UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

MASTERCARD INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 29, 2011

Dear Stockholder:

The 2011 Annual Meeting of Stockholders of MasterCard Incorporated will be held on Tuesday, June 7, 2011, at 8:30 a.m. (local time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon, as well as an annual report for the year ended December 31, 2010, are enclosed. You are cordially invited to attend.

All holders of record at the close of business on April 13, 2011 of the Company’s outstanding shares of Class A Common Stock will be entitled to vote at the Annual Meeting, at which holders of Class A Common Stock will be asked to vote on each of the proposals set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders and proxy statement. While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy card that will enable you to vote your shares at the Annual Meeting even if you are unable or choose not to attend. The proxy card contains instructions for the submission of proxies on the Internet or by telephone. We request that you promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting form.

Thank you for your continued support of MasterCard.

Very truly yours,

Richard Haythornthwaite	Ajay S. Banga
Chairman of the Board	President and Chief Executive Officer

MASTERCARD INCORPORATED

2000 Purchase Street

Purchase, New York 10577

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 7, 2011

To the Stockholders of MasterCard Incorporated:

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of MasterCard Incorporated (the “Company”) will be held on Tuesday, June 7, 2011, at 8:30 a.m. (local time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York, to:

1.	Elect the four nominees named in the accompanying proxy statement to serve on the Company’s Board of Directors as directors;
2.	Hold an advisory vote on executive compensation;
3.	Hold an advisory vote on the frequency of holding future advisory votes on executive compensation;
4.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011; and
5.	Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on April 13, 2011 has been fixed as the record date for determining those stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of eligible stockholders of record as of the close of business on the record date will be available for inspection for any purpose germane to the meeting during normal business hours 10 days prior to the Annual Meeting at the offices of the Company’s Corporate Secretary at 2000 Purchase Street, Purchase, New York and at the Annual Meeting by any stockholder or the stockholder’s attorney or agent.

Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting form. If you attend the meeting, you may vote in person, which will revoke any proxy you have already submitted. You may also revoke your proxy at any time before the meeting by notifying us in writing, or by subsequently authorizing the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting form.

If you attend the Annual Meeting in person, you will be asked to present photo identification and an admission ticket, which is the top half of your proxy card. See “Introduction—Attending the Annual Meeting” in the attached proxy statement for further instructions.

The Company must receive your proxy card by 5:00 p.m. (local time) on June 6, 2011. Internet and telephone voting facilities will close at 5:00 pm (local time) on June 6, 2011.

A copy of the Company’s 2010 Annual Report is also enclosed herewith.

By Order of the Board of Directors

NOAH J. HANFT

Corporate Secretary

Purchase, New York

April 29, 2011

Your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card in the envelope provided or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

Page
Introduction	1

The Voting Stock	1

Quorum Requirements	1

Broker Authority to Vote Under Rules of the New York Stock Exchange	1

Vote Required for Election of Directors	2

Advisory Vote on Executive Compensation	2

Advisory Vote on Frequency of Holding Future Advisory Votes on Executive Compensation	2

Vote Required for Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for 2011	2

Stockholders Entitled to Vote	3

Voting Procedures	3

Solicitation of Proxies	4

Householding	4

Attending the Annual Meeting	4

Proposal 1 Election of Directors	5

General	5

Nominees for Election as Directors	6

Continuing Directors	9

Board of Directors and Corporate Governance	14

Qualifications of Directors	14

Industry Directors and Officers or Employees of the Company	14

Director Independence	15

Nomination of Directors	17

Board Leadership Structure	17

Independent or Non-Management Director Meetings	18

Board Risk Oversight	18

Documents Available	19

Committees of the Board of Directors	20

Audit	20

Nominating and Corporate Governance	20

Human Resources and Compensation	20

Attendance at Meetings	22

Attendance at Meetings by Directors	22

Attendance at Annual Meetings	22

i

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MASTERCARD INCORPORATED

2000 Purchase Street

Purchase, New York 10577

April 29, 2011

PROXY STATEMENT

INTRODUCTION

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of MasterCard Incorporated (the “Company”) for use at the 2011 Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, at 2000 Purchase Street, Purchase, New York 10577, on Tuesday, June 7, 2011 at 8:30 a.m. (local time), or any adjournment or postponement thereof (the “Annual Meeting”). The Company expects to mail this Proxy Statement and the accompanying proxy card on or about May 5, 2011 to the holders of record of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), as of the close of business on April 13, 2011 (the “Record Date”).

The Annual Meeting is being held to:

1.	Elect the four nominees named in this Proxy Statement to serve on the Company’s Board of Directors as directors;
2.	Hold an advisory vote on executive compensation;
3.	Hold an advisory vote on the frequency of holding future advisory votes on executive compensation;
4.	Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for 2011; and
5.	Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2011

This Proxy Statement and the Company’s 2010 Annual Report are available at www.edocumentview.com/ma.

The Voting Stock. The Company has two classes of stock outstanding: Class A Common Stock and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”). Except as may be required by the General Corporation Law of the State of Delaware, holders of Class B Common Stock have no voting power and are not entitled to vote on the proposals hereby presented to the holders of Class A Common Stock (the “Class A Stockholders”). The Class A Stockholders are therefore the only stockholders entitled to notice of, and to vote on, proposals at the Annual Meeting.

The Class A Stockholders are entitled to one vote per share on all matters on which stockholders generally are entitled to vote. As of the Record Date, 121,092,047 shares of Class A Common Stock were outstanding.

Quorum Requirements. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote as of the Record Date on any of the proposals to be voted upon at the Annual Meeting will constitute a quorum at the Annual Meeting.

Broker Authority to Vote Under Rules of the New York Stock Exchange. Class A Stockholders who do not submit voting instructions to their brokers may still have their shares voted by their brokers in certain circumstances:

•

Routine items. The ratification of the appointment of the independent registered public accounting firm is considered a routine item. Generally, brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

•

Non-routine items. The approval of any other non-routine proposals may normally only be voted on by brokers who have received specific voting instructions from beneficial owners. A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner does not provide any instructions.

We believe that, under the rules of the New York Stock Exchange (the “NYSE”), the ratification of the appointment of PwC as the independent registered public accounting firm for the Company for 2011 is a routine proposal on which brokers may vote in their discretion absent instruction from beneficial owners. We believe that the vote on the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of holding future advisory votes on executive compensation are non-routine proposals on which brokers will not be able to vote absent instruction from beneficial owners.

Vote Required for Election of Directors. You may vote “for”, “against” or “abstain” with respect to each of the director nominees. Each of the nominees receiving the affirmative vote of a majority of the votes cast by Class A Stockholders will be elected to serve as a director. Abstentions by Class A Stockholders and broker non-votes will have no effect on the outcome of this proposal.

The election of the nominees is subject to the Board’s “majority voting” policy, implemented following changes approved and adopted by Class A Stockholders in 2010, regarding resignations by directors who do not receive a majority of “for” votes.

•	New director candidates who fail to receive a majority of votes cast in an uncontested election would fail to be elected.

•

To be re-nominated to serve on the Board of Directors, incumbent directors must submit irrevocable resignations to the Board of Directors that are effective only upon: (1) the director not receiving a majority of the votes cast in an uncontested election and (2) the Board of Directors’ subsequent acceptance of the proffered resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Board of Directors would then evaluate and act on the proffered resignation within 90 days of the election, taking into account the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”).

•

Any vacancies resulting from the Board of Directors’ acceptance of a contingent resignation, or from the failure of a new director candidate to receive a majority of the votes cast in an uncontested election, may be filled by the Board of Directors.

•	Plurality voting (by which directors receiving the greatest number of votes cast are elected) continues to apply in the case of any contested elections.

The Board of Directors has received a contingent resignation from each of the four director nominees included in this Proxy Statement.

Advisory Vote on Executive Compensation. You may vote “for”, “against” or “abstain” with respect to the adoption of this proposal. The affirmative vote of a majority of the votes cast by Class A Stockholders must be voted “for” this proposal in order for it to be adopted on an advisory basis. While the results of this vote are non-binding and advisory in nature, the Board intends to carefully consider them. Abstentions by Class A Stockholders and broker non-votes will have no effect on the outcome of the proposal.

Advisory Vote on Frequency of Holding Future Advisory Votes on Executive Compensation. You may vote “1 Year”, “2 Years”, “3 Years” or “abstain” with respect to adoption of this proposal. The Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will carefully review the voting results, with particular attention to the option of “1 Year”, “2 Years” or “3 Years” that receives the highest number of votes cast by Class A Stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the Company to hold future advisory votes on executive compensation more or less frequently than the option approved by the Class A Stockholders. Abstentions by Class A Stockholders and broker non-votes will have no effect on the outcome of the proposal.

Vote Required for Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for 2011. Class A Stockholders may vote “for”, “against” or “abstain” with respect to the adoption of this proposal. The affirmative vote of a majority of the votes cast by Class A Stockholders must be voted “for” this proposal in order for it to be adopted. Although ratification is not required by applicable laws, our amended and restated by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ view of the Company’s independent registered public accounting firm. The Audit Committee intends to carefully consider the results of this vote. Brokers may vote shares with respect to this proposal in the absence of client instructions and thus there will be no broker non-votes with respect to this proposal. Abstentions by Class A Stockholders and the failure of either a beneficial owner or the broker thereof to vote shares of Class  A Common Stock will have no effect on the outcome of the proposal.

Stockholders Entitled to Vote. As explained above, for each proposal only holders of record of shares of Class A Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Voting Procedures. If a Class A Stockholder attends the Annual Meeting in person or sends a representative to the meeting with a signed proxy, that Class A Stockholder may vote or such representative may vote on the Class A Stockholder’s behalf. Class A Stockholders unable to attend the Annual Meeting can ensure that their votes are cast at the meeting by signing and dating the enclosed proxy card and returning it in the envelope provided or by authorizing the individuals named on the proxy card to vote their shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card or voting form. When a proxy card is returned properly signed and dated or a Class A Stockholder’s vote is authorized by telephone or Internet, the vote of the Class A Stockholder will be cast in accordance with the instructions on the proxy card or authorized by telephone or Internet. If a Class A Stockholder does not return a signed proxy card, authorize such Class A Stockholder’s vote by telephone or Internet or attend the meeting in person or by representative and vote, no vote will be cast on behalf of that Class A Stockholder. The enclosed proxy card indicates on its face the number of shares of Class A Common Stock registered in the name of each such holder at the close of business on the Record Date, which number corresponds to the number of votes such Class A Stockholder will be entitled to cast at the meeting on each proposal. See “—The Voting Stock” above for further discussion of the voting power of Class A Common Stock.

Class A Stockholders are urged to mark the box on the proxy card to indicate how their votes are to be cast.

Pursuant to Section 212(c) of the General Corporation Law of the State of Delaware, Class A Stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card. In order to vote over the Internet, follow the instructions provided on your proxy card or voting form.

Any Class A Stockholder who executes and returns a proxy card or authorizes its vote by telephone or by Internet may revoke the proxy before it is voted by:

•	notifying in writing Noah J. Hanft, Corporate Secretary of MasterCard Incorporated, at 2000 Purchase Street, Purchase, New York 10577;

•	executing and returning a subsequent proxy;

•

subsequently authorizing the individuals named on its proxy card to vote its interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with its proxy card; or

•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. If you plan to vote your shares in person at the Annual Meeting, see the requirements set forth in “—Attending the Annual Meeting” below.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

FOR the election of the four nominees named in this Proxy Statement to serve on the Board of Directors as directors;

FOR the approval, on an advisory basis, of the compensation of our named executive officers;

For 1 YEAR with respect to the approval, on an advisory basis, of how frequently the Company should hold future advisory votes on executive compensation; and

FOR the ratification of the appointment of PwC as the independent registered public accounting firm for the Company for 2011.

In the event a Class A Stockholder specifies a different choice on the proxy, that Class A Stockholder’s shares will be voted in accordance with the specification so made.

The Company’s 2010 Annual Report (the “Annual Report”) (which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2011) is enclosed herewith. Copies of the Form 10-K, as well as other periodic filings by the Company, are also available on the Company’s website at http://www.mastercard.com. The information included in our website is not incorporated herein by reference.

A copy of the Annual Report will be furnished to you upon a request in writing to the Corporate Secretary of the Company at the address set forth below under “—Solicitation of Proxies.”

Solicitation of Proxies. The Company will bear the costs of solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from Class A Stockholders by directors, officers, employees and agents of the Company in person or by telephone, facsimile or other appropriate means of communication. The Company has engaged Georgeson Inc. to solicit proxies on behalf of the Company. The anticipated cost of Georgeson Inc.’s services is estimated to be approximately $25,000.00 plus reimbursement of reasonable out-of-pocket expenses. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation. Any questions or requests for assistance regarding this Proxy Statement and related proxy materials may be directed to:

MasterCard Incorporated

Office of the Corporate Secretary

2000 Purchase Street

Purchase, New York 10577

Attention: Noah J. Hanft

Telephone: (914) 249-2000

Facsimile: (914) 249-4262

or

Georgeson Inc.

199 Water Street

26th Floor

New York, New York 10038

Telephone: (866)  541-3547

Householding. The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits the Company to realize significant cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, the Company is sending only one Annual Report and Proxy Statement to that address unless the Company has received contrary instructions from a stockholder at that address. Any stockholders who object to or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. The Company will send an individual copy of the Annual Report and Proxy Statement to any stockholder who revokes its consent to householding within 30 days of the Company’s receipt of such revocation.

Attending the Annual Meeting. If you are a holder of record and plan to attend the Annual Meeting, please indicate this when you vote. When you arrive at the meeting, you will be asked to present photo identification, such as a driver’s license. If you hold your shares in “street name,” typically through a brokerage account, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

For directions to the Annual Meeting, you may call our Investor Relations Department at (914) 249-4564.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors. The Board of Directors currently consists of twelve members. Each member of the Board of Directors (including members of management and members affiliated with Members (as defined below)) is elected by the Class A Stockholders, voting separately as a class.

At the Annual Meeting, four directors are to be elected to the Board of Directors. Each of the four directors will serve for a term expiring at the next annual meeting of stockholders or until his or her successor is elected and qualified. The directors elected to the Board of Directors will automatically be appointed as members of the board of directors of our operating subsidiary, MasterCard International Incorporated (“MasterCard International”).

Phase-in of Declassification of Board. Pursuant to the Company’s certificate of incorporation and by-laws, each as amended and restated following approval by the Class A Stockholders of the amended and restated certificate of incorporation in 2010, the classification of the Company’s Board of Directors will be phased out commencing with the Annual Meeting.

The Board of Directors historically has been divided into three classes (Class I, Class II and Class III), with each class serving for a staggered, three-year term. Prior to the approval of the declassification of the Board in 2010, upon expiration of the term of a class of directors, directors in that class would be elected for three-year terms. Accordingly, under the prior structure, those directors who are being nominated for re-election at the Annual Meeting would historically have belonged to Class II and would have been expected to serve until the expiration of their terms at the Company’s annual meeting of stockholders in 2014.

Pursuant to the Company’s amended and restated certificate of incorporation (approved by the Class A Stockholders in 2010) and by-laws, although current directors will serve out their full terms, commencing with the Annual Meeting, directors elected to succeed those directors whose terms then expire will be elected for a term expiring at the next annual meeting of stockholders. This will result in the full declassification of the Board of Directors commencing with the 2013 annual meeting of stockholders. Accordingly, those directors nominated for re-election at the Annual Meeting will, if elected, serve for a term expiring at the Company’s annual meeting of stockholders in 2012. The other members of the Board of Directors historically belonging to either Class III or Class I, as indicated in the table below, will continue to serve on the Board of Directors until the expiration of their terms in 2012 and 2013, respectively, or until their successor is elected and qualified. Directors elected to succeed those directors will be elected for a term expiring at the next annual meeting of stockholders following re-election or succession. If the number of directors is changed prior to the 2013 annual meeting of stockholders, any increase or decrease would be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class would hold office for a term that would coincide with the remaining term of that class. Furthermore, if the number of directors is increased at or following the 2013 annual meeting of stockholders, any additional director elected to fill a newly-created directorship resulting from such increase would hold office for a term expiring at the next annual meeting of stockholders.

Board Composition. In assessing the qualities of directors to serve as members of the Board of Directors, the Nominating Committee believes that directors should meet the highest standards of professionalism, integrity and ethics and be committed to representing the long-term interests of its stockholders. The Nominating Committee further believes all directors should possess strength of character and maturity in judgment. In addition, although the Board of Directors does not have a specific diversity policy, the Nominating Committee seeks to foster diversity on the Board of Directors by taking into account geographic diversity to reflect the geographic regions in which the Company operates in a manner approximately proportional to its business activity, as well as diversity of age, gender, race, ethnicity and cultural background. In selecting directors, the Nominating Committee also endeavors to have a Board of Directors representing a range of leadership and other experiences relevant to the Company’s global activities.

The following are key experiences, qualifications and skills that the Company’s directors bring to the Board of Directors and that the Nominating Committee believes are desirable in light of the Company’s business and structure:

•	Global business experience (including significant experience in the geographic regions in which the Company operates);

•	Leadership experience (including service as a chief executive officer and/or other senior executive level positions);

•	Relevant industry experience (including in the retail banking and payments industry, telecommunications and with merchants);

•	Finance experience;

•	Regulatory experience (including with governments and regulatory bodies);

•	Technology experience; and

•	Brand and marketing expertise.

Important elements of each of the director’s experiences, qualifications and skills that the Board of Directors considered in leading it to conclude that each such individual should serve as a director of the Company is included within each of the biographies below under the caption “Director Qualifications.”

Nominees for Election as Directors

Each of the following nominees for election to the Board of Directors as a director (historically having belonged to Class II) has been approved by the Board of Directors for a term expiring at the 2012 annual meeting of stockholders: Marc Olivié, Rima Qureshi, Mark Schwartz and Jackson P. Tai.  Messrs. Olivié and Schwartz were each elected at the Company’s 2008 annual meeting of stockholders. Mr. Tai was elected to the Board of Directors on September 9, 2008 and is standing for election by the Class A Stockholders for the first time.

On April 29, 2011, the Board of Directors, following the recommendation of the Nominating Committee, voted to increase the size of the Board from 11 members to 12 members and appointed Rima Qureshi to serve as a director. Ms. Qureshi was elected to the Board following a search to replace Bernard S.Y. Fung, a former director who passed away in May 2010. Consistent with the phase-out of the classification of the Board as described above, Ms. Qureshi has been assigned to Class II, and therefore will be standing for election by the Class A Stockholders at the Annual Meeting for the first time.

Biographical information for each of the nominees for election as a Director is provided below.

Marc Olivié, age 57

Mr. Olivié has served on the Company’s Board of Directors since May 2006. Mr. Olivié is President, Chief Executive Officer and a Director of W.C. Bradley Co. He is also the Chairman of MRO Management BVBA. From July 2007 to October 2008, he was Chief Executive Officer of MRO Management BVBA. From April 2005 to June 2007, Mr. Olivié was President and Chief Executive Officer of the Agfa-Gevaert Group. During that time, he also served as the Executive Director of the board of directors and Chairman of the Executive Committee of Agfa-Gevaert N.V. From 2004 to April 2005, Mr. Olivié was Executive Vice President of the Agfa-Gevaert Group. From 2001 to 2004, Mr. Olivié was Senior Vice President and President, Global Bath and Kitchen Products for American Standard Companies Inc. Prior thereto, Mr. Olivié was President and Chief Executive Officer of Armstrong Floor Products for Armstrong Holdings, Inc. from 2000 to 2001 and of Armstrong Building Products for Armstrong Holdings, Inc. from 1996 to 2000.

Director Qualifications:

•

Global business, Leadership, Relevant industry and Technology experience – Merchant experience as current CEO of W.C. Bradley Co., a privately held corporation which operates several consumer durables businesses and retail operations; former CEO of Agfa-Gevaert Group, a European multinational technology company; merchant experience as former President and CEO of Armstrong Floor Products and Armstrong Building Products for Armstrong Holdings, Inc. and as President, Global Bath and Kitchen Products for American Standard Companies, Inc.; extensive business experience in the U.S., Europe and the Middle East

•

Finance experience – active supervision of principal financial officer as CEO of several corporations, including W.C. Bradley Co.; former President and CEO of the Agfa-Geveart Group; member of MasterCard Incorporated’s audit committee since May 2006

Rima Qureshi, age 46

Ms. Qureshi was appointed to the Company’s Board of Directors on April 29, 2011. Ms. Qureshi is Senior Vice President and Business Unit Head, CDMA Mobile Systems at Ericsson. Prior to her appointment to this position in January 2010, she served as Vice President, AT&T Improvement Program Manager for Ericsson North America from 2008 until 2009, and Vice President, Service Sales for Ericsson Canada in 2008. She served as Vice President and Head of Product Area Customer Support for Ericsson AB in Stockholm from 2004 until 2008. Ms. Qureshi also has served as head of Ericsson Response since 2006. Ms. Qureshi has held positions of increasing seniority within Ericsson in Canada and Sweden since joining the company in 1993. Before Joining Ericsson, Ms. Qureshi served as an IT Consultant at DMR Group Inc.

Director Qualifications:

•

Global business, Leadership, Relevant industry and Technology experience: Senior Vice President and Business Unit Head, CDMA Mobile Systems at Ericsson, a Stockholm-based world-leading provider of telecommunications equipment and related services to mobile and fixed network operators globally; proven leadership capabilities and responsibility for several thousand employees working in research and development, services and manufacturing as head of one of Ericsson’s four business units (comprised of businesses related to mobile telephony systems); positions in Canada and Sweden and numerous years of experience in the telecommunications and information technology industries in various segments of Ericsson’s business, including sales, product management, research and development, services, supply chain and inventory management

Mark Schwartz, age 56

Mr. Schwartz has served on the Company’s Board of Directors since May 2006. Mr. Schwartz is Chairman of MissionPoint Capital Partners LLC. From late 2002 until early 2005, he served as a senior advisor to George Soros and then as President and Chief Executive Officer of Soros Fund Management LLC. From 1979 to 2001, Mr. Schwartz served in various positions at The Goldman Sachs Group, Inc., including as Chairman, Goldman Sachs Asia, from 1999 to 2001, Member, Management Committee, from 1998 to 2001, and President, Goldman Sachs Japan, from 1997 to 2001. Mr. Schwartz was a partner of The Goldman Sachs Group, Inc. from 1988 until he retired in 2001. Mr. Schwartz currently serves as a director of Softbank Corp. and Voltaix, LLC. He is a Trustee, member of the Executive Committee and Vice Chairman of the Audit Committee of NewYork-Presbyterian Hospital, member of the Executive Committee of the Morgan Stanley Children’s Hospital of NewYork-Presbyterian, and Chairman of the Columbia Presbyterian Health Sciences Advisory Council. He is a Trustee of Northern Westchester Hospital. He is also a Director of the President’s Council at Massachusetts General Hospital, on the board of directors of the Ragon Institute of MGH, MIT and Harvard (formerly the Partners AIDS Research Center), and on the advisory board of the Center for Regenerative Medicine. At Harvard University, Mr. Schwartz is a member of the Dean’s Council at Harvard College, the Committee on University Resources Executive Committee, the New York Major Gifts Committee, the Dean’s Executive Committee of the Harvard Kennedy School and the Asia Center and Harvard China Fund Advisory Committees. Within the last five years, Mr. Schwartz has also served as a director of Harbor Point Limited, a private reinsurance company in Bermuda.

Director Qualifications:

•

Global business, Leadership and Relevant industry experience – Current Chairman of MissionPoint Capital Partners LLC, a multinational investment fund; former President and CEO of Soros Fund Management LLC, an investment fund; former partner of The Goldman Sachs Group, Inc., a leading investment bank, as well as former holder of various senior level leadership positions with Goldman Sachs, including positions in the Asia Pacific region and member of Goldman Sachs Management Committee

•

Finance experience – In addition to Goldman Sachs and other experiences described above, current Vice Chairman of the Audit Committee of NewYork-Presbyterian Hospital; former Chairman of the Audit Committee of Northern Westchester Hospital; determined by MasterCard Incorporated’s Board of Directors to be an “audit committee financial expert” and Chairman of MasterCard Incorporated’s Audit Committee since September 2006

Jackson P. Tai, age 60

Mr. Tai has served on the Company’s Board of Directors since September 2008. Mr. Tai is the former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank Ltd., having served as Chief Executive Officer from June 2002 until December 2007. Mr. Tai joined DBS Group in July 1999 as Chief Financial Officer, and subsequently served as President and Chief Operating Officer until his appointment as Chief Executive Officer. From June 1974 until July 1999, Mr. Tai held several management positions in the Investment Banking Division at J.P. Morgan & Co. Incorporated in New York, Tokyo and San Francisco. Mr. Tai currently serves as a director and a member of the audit committee of each of Bank of China, Ltd., NYSE Euronext and Philips Electronics N.V. Mr. Tai is non-executive chairman of the board of directors and a member of the audit committee of privately-held Brookstone, Inc. and a director and member of the executive committee of privately-held Cassis International Pte. Ltd. Within the last five years, Mr. Tai has also served as a director and chairman of the audit committee of the ING Groep NV supervisory board and has served on the board of directors of CapitaLand Limited and Singapore Telecommunications Limited. He has also served as a member of the Bloomberg Asia Pacific Advisory Board.

Director Qualifications:

•

Global business, Leadership, Relevant industry and Technology experience – Senior executive experience in the retail banking and payments industry as former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank, Ltd., a Singapore-based bank with operations throughout the Asia Pacific region; various additional leadership positions with DBS Group and DBS Bank, Ltd.; former director on ING Groep NV supervisory board, a global finance services company based in Europe with retail and commercial banking operations in the U.S. and Europe; merchant experience as non-executive chairman of the board of directors of Brookstone, Inc., a privately-held U.S. specialty retailer; former director at Singapore Telecommunications Limited, a telecommunications company; engagement in global business issues and strategy as a director of NYSE Euronext, Netherlands-based Philips Electronics N.V. and Beijing-based Bank of China Ltd. and as a former director of Singapore-based CapitaLand Limited

•

Finance experience – Former Chief Financial Officer of DBS Group and DBS Bank Ltd.; active supervision of principal financial officer as former CEO of DBS Group and DBS Bank, Ltd.; former chairman of the audit committee of the ING Groep NV supervisory board; member of the audit committees of NYSE Euronext, Bank of China Ltd. and Philips Electronics N.V. and former member of the audit committees of Singapore Telecommunications Limited and Jones Lang LaSalle Incorporated, a public financial and professional real estate services firm; member of the audit committee of privately-held Brookstone, Inc.; several management positions in the Investment Banking Division at JP Morgan & Co. Incorporated; former member of the Tapestry Network’s European Audit Committee Leadership Network (which provides updates of changes in accounting principles and practices to audit committee chairmen); determined by MasterCard Incorporated’s Board of Directors to be an “audit committee financial expert”, a non-voting participant on MasterCard Incorporated’s Audit Committee since February 2009 and a member of MasterCard Incorporated’s Audit Committee since February 2011

Except as stated in the following sentence and unless contrary instructions are indicated on the proxy card, the persons specified on the enclosed proxy card intend to vote for the nominees listed above, each of whom has consented to being named in this Proxy Statement and to serving if elected. In the event that any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” EACH NOMINEE TO SERVE AS DIRECTOR.

Continuing Directors

The following Directors have terms which do not expire at the Annual Meeting and are expected to serve on the Board of Directors until the expiration of their term at the annual meeting of stockholders for the year indicated below:

Name	Term Expiring in:

Richard Haythornthwaite	2012 (historically a member of Class III)

Ajay S. Banga	2012 (historically a member of Class III)

David R. Carlucci	2012 (historically a member of Class III)

Steven J. Freiberg	2012 (historically a member of Class III)

Silvio Barzi	2013 (historically a member of Class I)

Nancy Karch	2013 (historically a member of Class I)

José Octavio Reyes Lagunes	2013 (historically a member of Class I)

Edward Suning Tian	2013 (historically a member of Class I)

Biographical information for each of these continuing directors is provided below.

Richard Haythornthwaite, age 54

Mr. Haythornthwaite is Chairman of the Company’s Board of Directors and has served on the Board of Directors since May 2006. Mr. Haythornthwaite is Non-Executive Chairman of Network Rail, President of PSI UK Ltd and an advisor to Star Capital Partners Limited. From 2006 until 2008, Mr. Haythornthwaite was a partner of Star Capital Partners. From 2001 to 2005, Mr. Haythornthwaite served as Chief Executive Officer and Director for Invensys plc and from 1997 to 2001 he served as Chief Executive, Europe and Asia and then as Group Chief Executive for Blue Circle Industries plc (acquired by Lafarge SA in 2001). His prior positions include serving as a Director of Premier Oil plc, President of BP Venezuela, and General Manager, Magnus Oilfield, BP Exploration. Mr. Haythornthwaite is also Chairman of Southbank Centre Board. Within the last five years, Mr. Haythornthwaite has also served as a non-executive director, chairman of the remuneration committee and member of the audit and nominating committees of Imperial Chemical Industries plc, and also as a director of Land Securities Group plc.

Director Qualifications:

•

Global business, Leadership and Relevant industry experience – Former CEO of Invensys plc and Blue Circle Industries plc, large UK public and multinational corporations; senior level executive at BP; Chairman of the Board of Directors of MasterCard Incorporated since 2006

•

Regulatory experience – Current non-executive chairman of Network Rail, a UK rail infrastructure company; former Chairman of both the Risk and Regulation Advisory Council and the Better Regulation Commission, each in the UK; Chairman of the Board of Directors of MasterCard Incorporated

•

Finance experience – Former member of the audit committee of Imperial Chemical Industries plc; former member of the audit committee of Cookson Group plc; active supervision of principal financial officer while Group Chief Executive of Blue Circle Industries plc and CEO of Invensys plc; extensive risk management experience as Non-Executive Chairman of Network Rail and former President of BP Venezuela; experience with financial “operational rescue” challenges as former CEO of Invensys plc; member of MasterCard Incorporated’s Audit Committee since May 2006

Ajay S. Banga, age 51

Mr. Banga is President and Chief Executive Officer of MasterCard Incorporated and MasterCard International. Mr. Banga was appointed to the Company’s Board of Directors on April 12, 2010. Prior to becoming Chief Executive Officer on July 1, 2010, Mr. Banga served as President and Chief Operating Officer of MasterCard Incorporated and MasterCard International. In this capacity, his responsibilities included the Company’s relationships with its customers globally, including the delivery of products, services and marketing, and technology and operations. As President and Chief Executive Officer, Mr. Banga also leads the Company’s Executive Committee. Prior to joining MasterCard as President and Chief Operating Officer in August 2009, Mr. Banga served as Chief Executive Officer of Citigroup’s Asia Pacific region from March 2008 until August 2009. Since joining Citigroup in 1996, Mr. Banga had served in several positions of increasing responsibility, including Chairman and Chief Executive Officer of Citigroup’s International Global Consumer Group, Executive Vice President of Citigroup’s Global Consumer Group, President of Citigroup’s Retail Banking North America, business head for CitiFinancial and the U.S. Consumer Assets Division and division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. Prior to joining Citigroup, Mr. Banga spent 13 years with Nestle India and two years with PepsiCo. Mr. Banga serves on the board of directors of Kraft Foods Inc., is on the board of trustees of the Asia Society, is a member of The Council on Foreign Relations and The Economic Club of New York, and is a fellow of the Foreign Policy Association. He is also a member of the Financial Services Roundtable, an industry organization, and is on the executive committee of the Business Roundtable, an association of chief executive officers of leading U.S. companies, where he chairs the Information and Technology Initiative. Mr. Banga is a member of the International Advisory Board of the Moscow School of Management, SKOLKOVO. Within the last five years, Mr. Banga has also served on the boards of trustees of Enterprise Community Partners, Inc., the National Urban League and the New York Hall of Science, and was a director of the Council for Economic Education.

Director Qualifications:

•

Global business, Leadership and Relevant industry experience—President and Chief Executive Officer of MasterCard Incorporated and MasterCard International since July 1, 2010; President and Chief Operating Officer of MasterCard Incorporated and MasterCard International from August 2009 through July 1, 2010; extensive senior level experience in the global retail banking and payments industry through various positions at CitiBank, N.A., including Chief Executive Officer of Citigroup’s Asia Pacific region; extensive senior level business experience in North America, Asia Pacific, Central/Eastern Europe, Middle East, Africa and India

•

Brand and marketing expertise—marketing experience at Nestle India, a global food and beverage company; brand and marketing experience at PepsiCo, a global food and beverage company; director of Kraft Foods Inc., a global food company.

•	Finance experience – Active supervision of principal financial officer as Chief Executive Officer of MasterCard Incorporated and MasterCard International since July 1, 2010

Silvio Barzi, age 63

Mr. Barzi has served on the Company’s Board of Directors since January 2008. Mr. Barzi previously served on the Company’s Board of Directors from April 2003 until May 2006 and again from June 2007 until January 2008 as a non-voting observer to the Board of Directors. He also served as a member of the MasterCard Europe Region board from 2001 until May 2006, and has been a member of the MasterCard European board since the Company’s initial public offering in May 2006. Mr. Barzi has served as Chairman of the MasterCard European board since June 2007. Mr. Barzi is the founder and, from June 2007 until his retirement in November 2010, was the Chairman of UniCredit Family Financing, a bank specializing in credit cards, consumer credit and mortgages and a wholly-owned subsidiary of the UniCredit Group. Mr. Barzi was Executive Vice President of UniCredit Group until his retirement at the end of 2009. From February 2001 until May 2007, he served as Chief Executive Officer of UniCredit Consumer Financing. Mr. Barzi is currently a Senior Advisor for the UniCredit Group. Prior to joining UniCredit Group in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where as Chief Operating Officer he was responsible for the merger and integration of six Italian-based insurance companies. From 1981 to 1995, Mr. Barzi was a partner in the Italian office and a leader within the European Financial Institutions and Information Technology practices of McKinsey & Company. Mr. Barzi serves as a director at SiNSYS and as non-executive Chairman at Perago Financial System Enablers (Pty) Ltd., both wholly-owned subsidiaries of the SIA-SSB Group.

Director Qualifications:

•

Global business, Leadership and Relevant industry experience – Senior executive experience in the retail banking and payments industry as founder and Chairman and former CEO of UniCredit Family Financing (formerly known as UniCredit Consumer Financing), the bank within UniCredit Group which specialized in credit cards, consumer credit and mortgages, and as Executive Vice President of UniCredit Group, a multinational bank operating throughout Central and Eastern Europe; director at SiNSYS, a European card processor; Non-executive Chairman at Perago Financial Systems Enablers (Pty) Ltd., a real-time gross settlement software development company

•

Finance experience – Actively supervised principal financial officer as CEO of UniCredit Consumer Financing; Chief Operating Officer of Credit Suisse-Wintherthur Group, an insurance company; partner in the Italian office and leader within the European Financial Institutions practice of McKinsey & Company, a consulting firm; member of MasterCard Incorporated’s Audit Committee since April 2008

•

Technology experience – Partner in Italian office and leader within the Information Technology practice of McKinsey & Company, a consulting firm; former director at Quercia Software, a technology company

David R. Carlucci, age 56

Mr. Carlucci has served on the Company’s Board of Directors since May 2006. Mr. Carlucci is the Former Chairman and Chief Executive Officer of IMS Health Incorporated. He joined IMS Health Incorporated as President and Chief Operating Officer in October 2002. In January 2005, he was named Chief Executive Officer and President and he became Chairman and Chief Executive Officer in 2006. Mr. Carlucci was succeeded as Chief Executive Officer in September 2010 and he retired as Chairman in December 2010. From January 2000 until January 2002, before joining IMS Health Incorporated, Mr. Carlucci was General Manager of IBM Americas, which comprises all of IBM’s sales and distribution operations in the U.S., Canada and Latin America. Prior to that, he held roles of increasing responsibility at IBM, including General Manager of IBM’s S/390 Division from January 1998 to January 2000; Chief Information Officer from February 1997 to January 1998; General Manager, IBM Printing Systems Company from July 1995 to January 1997; Vice President, Systems, Industries and Services, Asia Pacific from January 1993 to July 1995; and Vice President, marketing and channel management, IBM Personal Computer Company—North America from February 1990 to December 1992. Within the last five years, Mr. Carlucci also served as a member of the advisory board of Mitsui USA.

Director Qualifications:

•

Global business, Leadership and Technology experience – Former Chairman and Chief Executive Officer of IMS Health Incorporated, a US-based multinational corporation which is a leader in providing market intelligence to the pharmaceutical and healthcare industries; several senior executive level positions at IBM, including operations and management experience in the U.S., Canada, Latin America and Asia Pacific

Steven J. Freiberg, age 54

Mr. Freiberg has served on the Company’s Board of Directors since September 2006. Previously, Mr. Freiberg served on the former U.S. region board of MasterCard from January 2001 until May 2006 and served as Chairman of the Company’s U.S. region board from 2004 until May 2006. Mr. Freiberg has served as Director and Chief Executive Officer of E*TRADE Financial Corporation since April 2010. From September 2005 until his retirement effective January 31, 2010, Mr. Freiberg served as Executive Vice President of Citibank N.A. From January 2009 until April 2009, Mr. Freiberg held the position of Chairman and Chief Executive Officer of Citi Holdings – Global Consumer. Prior to being appointed to this position in January 2009, he served as Chief Executive Officer of Global Cards for Citigroup. From 2005 until March 2008, Mr. Freiberg served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group N.A. and Co-Chair of the Global Consumer Group. Prior to his appointment as Co-Chairman of the Global Consumer Group in 2005, Mr. Freiberg served as Chairman and Chief Executive Officer of Citi Cards from 2001 until 2005. Prior to that, Mr. Freiberg held positions of increasing seniority with Citigroup’s predecessor companies and affiliates since joining Citigroup’s Card Products Division in 1980. Additionally, he served on the board of directors of several of Citigroup’s affiliates, including Citibank N.A., Citicorp Credit Services Inc., Citicorp Investment Services, Citicorp Insurance Group, Citibank Trust N.A., Citibank FSB and the Citigroup Foundation. Mr. Freiberg also serves on the board of the March of Dimes and he Co-Chairs Habitat for Humanities’ NYC Council. Within the last five years, Mr. Freiberg has also served on the boards of directors of Direct Marketing Association and Upromise.

Director Qualifications:

•

Global business, Leadership and Relevant industry experience – Extensive senior level experience on a global basis in the retail banking and payments industry through various positions at Citibank N.A., including various executive positions leading Citibank’s credit card and payments business; CEO of various units with Citigroup, including its global cards business; CEO of E*TRADE Financial Corporation

Nancy J. Karch, age 63

Ms. Karch has served on the Company’s Board of Directors since January 2007. Ms. Karch is Director Emeritus of the consulting firm, McKinsey & Company, where she served as a senior partner from 1988 until 2000, and served in other capacities there beginning in 1974. She serves as a director and nominating and corporate governance committee chair for, and member of the audit committee of, Liz Claiborne Inc., an apparel company; a director and member of the compensation committee and chair of the nominating and governance committee for Genworth Financial, Inc., a life insurance and financial services company; Lead Director and chair of the nominating and corporate governance committee for The Corporate Executive Board Company, a business research firm; and a director and a member of the audit committee of Kimberly-Clark Corporation, a consumer products company. She is also a Trustee of The Westchester Land Trust and Northern Westchester Hospital, both not-for-profit organizations.

Director Qualifications:

•

Global business, Leadership and Relevant industry experience and Brand and marketing expertise – Extensive focus on merchants and retail industry, as well as strategy and marketing, for global clients as a former senior partner of McKinsey & Company, a global management consulting firm; merchant and retail experience through positions as a current director of Liz Claiborne Inc.; consumer marketing experience as a Board member of Kimberly-Clark Corporation and as a former director of several retail and retail-centric companies, including The Gillette Company and Toys “R” Us Inc.; extensive experience as a director of U.S. public companies

•

Finance experience – Former chair and current member of the audit committee of Liz Claiborne Inc.; director and audit committee member of Kimberly-Clark Corporation; director and former member of the audit committee of The Corporate Executive Board, a business research firm; director of Genworth Financial, Inc., a leading life insurance and financial services company; former member of the audit committees of The Gillette Company and Toys “R” Us Inc.; member of MasterCard Incorporated’s Audit Committee since February 2007

José Octavio Reyes Lagunes, age 59

Mr. Reyes has served on the Company’s Board of Directors since January 2008. Mr. Reyes is President, Latin America Group at The Coca-Cola Company, a position he has held since December 2002. Mr. Reyes began his career at The Coca-Cola Company in 1980 at Coca-Cola de México as Manager of Strategic Planning. In 1987, he was appointed Manager of the Sprite and Diet Coke brands at corporate headquarters in Atlanta. In 1990, he was appointed Marketing Director for Brazil, and he later became Vice President of Marketing and Operations for Coca-Cola de México. Mr. Reyes became President for Coca-Cola de México in 1996. In September 2002, Mr. Reyes was named President of the North Latin America Division at Coca-Cola, comprising Mexico, Venezuela,

Colombia, Central America and the Caribbean. Prior to joining Coca-Cola, Mr. Reyes spent five years with Grupo IRSA, a Monsanto Company joint venture. Mr. Reyes has been a member of the board of directors of Comex Paints since 2006 and is a member of the board of directors of Papalote Children’s Museum in Mexico City. He is a member of the advisory board of Casa De La Amistad and a member of the Mexico Advisory Board of the National Football League.

Director Qualifications:

•

Global business, Leadership and Relevant industry experience and Brand and marketing expertise – Merchant and retail experience as current president of Latin America group of The Coca-Cola Company, a global leading multinational public company in the beverage industry; former brand manager for The Coca-Cola Company, with marketing positions of increasing responsibility in North America and Latin America

Edward Suning Tian, age 47

Mr. Tian has served on the Company’s Board of Directors since May 2006. Mr. Tian is the founder and Chairman of China Broadband Capital Partners, L.P. (“CBC Capital”). Prior to founding CBC Capital, Mr. Tian was the Vice Chairman and Chief Executive Officer of China Netcom Group Corporation (Hong Kong) Limited from November 2004 to May 2006. Mr. Tian also served as Vice President, China Network Communications Corporation Ltd., parent company of China Netcom Group Corporation (Hong Kong) Limited during that period. From 1999 to 2002, Mr. Tian served as Chief Executive Officer of China Netcom Corporation Ltd. Mr. Tian was the co-founder and Chief Executive Officer of AsiaInfo Holdings, Inc. from 1993 to 1999. Mr. Tian was the Vice Chairman of the board of directors of PCCW Limited from 2005 to 2007. He is a member of the Harvard Business School Asia Advisory Committee, and the Asia Business Council and the Asia Pacific Council of the Nature Conservancy. In addition, Mr. Tian has been a member of the board of directors of AsiaInfo Holdings, Inc. since 1993 and has been serving as non-executive director of Lenovo Group Limited since August 2007. Mr. Tian also serves as Senior Advisor to Kohlberg Kravis Roberts & Co., a private equity firm. Since July 2008, he has been a director of Taikang Life Insurance Company Limited.

Director Qualifications:

•

Global business, Leadership, Relevant industry and Technology experience – Founder and current Chairman of China Broadband Capital Partners, L.P., a private equity fund primarily focused on investments in telecom, broadband, media and technology in China; former Vice Chairman and CEO of China Netcom Group Corporation (Hong Kong) Limited, a leading multinational telecommunications and international data communications operator in China and throughout the Asia Pacific region; co-founder, former CEO and current director of AsiaInfo Holdings, Inc., a leading telecommunications and technology corporation in China

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Qualifications of Directors.  Our amended and restated certificate of incorporation and by-laws, as well as our Corporate Governance Guidelines, provide for the following qualifications for service as a member of the Board of Directors:

•

a person shall qualify for election and continued service as a director of the Company only if the Board has determined that such person shall not, except in the case of an Industry Director (as defined below) or a director who is an officer or employee of the Company or any of its subsidiaries, be a director, officer, employee or agent of, or represent or otherwise be affiliated with, a Member (as defined below) or a Similar Person (as defined below) or have been a director, officer, employee or agent of, or have represented or otherwise been affiliated with, a Member or Similar Person during the prior 18 months or otherwise have any business relationship with a Member or similar person that is material to such person. A “Member” is defined as any person that on May 30, 2006 was, or thereafter shall have become or shall become, a “Class A” (or principal) member or affiliate member of MasterCard International or licensee of any of the Company’s or MasterCard International’s brands, or an affiliate of any of the foregoing, whether or not such person continues to retain such status. A “Similar Person” is defined as any person that is an operator, member or licensee of any general purpose payment card system that competes with the Company, or any affiliate of such a person;

•

no director shall be a trustee, officer, employee or agent of, or represent or otherwise be affiliated with, The MasterCard Foundation, or have been a director, officer, employee or agent of, or represented, or otherwise been affiliated with The MasterCard Foundation during the prior three years or otherwise have a business relationship with The MasterCard Foundation that is material to such person; and

•

no director shall be a director, regional board director, officer, employee or agent of, or represent: (1) an entity that owns and/or operates a payment card program that is competitive with any of the Company’s comparable card programs, as determined in the sole discretion of the Board of Directors or (2) an institution that is represented on any board of such an entity.

If at any time an individual fails to satisfy the above qualifications, as determined by the Board of Directors in its sole discretion, such individual automatically, without further action of the director, ceases to be a director of the Company.

Each of our directors must also serve as a director of MasterCard International.

Our Corporate Governance Guidelines further provide that, to the extent practicable and subject to the Board of Directors’ fiduciary duties, the Nominating Committee should, when nominating directors for election (other than the chief executive officer) take into account the geographic diversity to reflect the geographic regions in which the Company operates in a manner approximately proportional to its business activity, as well as diversity of age, gender, race, ethnicity and cultural background.

Industry Directors and Officers or Employees of the Company.  Our amended and restated certificate of incorporation and by-laws provide for a limited number of Industry Directors, as well as officers or employees of the Company, to serve on the Board of Directors. An “Industry Director” is defined as any director, other than a director who is an officer or employee of the Company or any of its subsidiaries, who is presently, or who has been, within the prior 18 months, previously affiliated with a Member or Similar Person. Our amended and restated certificate of incorporation and by-laws provide for the following Board and committee composition with respect to Industry Directors and officers or employees of the Company:

•

The Board of Directors will be composed of directors at least 64% of whom are not Industry Directors. Further, the number of directors who are neither Industry Directors nor officers or employees of the Company will at all times be at least two greater than the number of directors who are either Industry Directors or officers or employees of the Company.

•

Up to one-third of the members of any Audit Committee, Compensation Committee, Nominating Committee or Executive Committee of the Board may be Industry Directors. No more than one Industry Director may serve on the Nominating Committee. No Industry Director shall participate in the process of nominating any person to serve as a director of the Company or selecting any person to serve as a director of The MasterCard Foundation.

During 2010, the Board of Directors deemed Messrs. Barzi, Freiberg and Tai to be Industry Directors.

A quorum will not be constituted unless directors who are neither Industry Directors nor officers or employees of the Company or any of its subsidiaries represent a majority of the directors present. Furthermore, our amended and restated certificate of incorporation provides that any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors will be filled only by a majority of the directors then in office who are not Industry Directors, although less than a quorum, or by a sole remaining director who is not an Industry Director, unless the Board of Directors will be composed only of Industry Directors, in which case any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors will be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Director Independence.  Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Nominating Committees) must be independent. The Board of Directors has adopted director independence standards, which are contained in the Company’s Corporate Governance Guidelines, to assist in its determination of director independence. The Corporate Governance Guidelines are available on the Company’s website at http://www.mastercard.com. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board of Directors broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing the materiality of a director’s relationship with the Company, the Board of Directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In addition, the Board of Directors applies the independence standards set by the NYSE, which are generally tracked in the independence guidelines set forth below.

The Board of Directors has established the following guidelines to assist it in determining director “independence”:

•

A director will not be independent if: (1) the director is, or has been within the last three years, employed by the Company, or an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer; (2) the director or an immediate family member of the director has received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); (3) (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (b) the director is currently employed by such a firm, (c) the director has an immediate family member who is currently employed by such a firm and personally works on the Company’s audit, or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives serves or served on that company’s compensation committee; or (5) the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company.

•

The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (1) relationships involving the provision of products or services either by or to the Company or its subsidiaries or affiliates and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is (or, at the time of the transaction, was) a partner, shareholder, officer, employee or director so long as the following condition is satisfied: the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers; (2) if a director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company; (3) if a director beneficially owns, or is an employee of another company that beneficially owns, less than 10% of the Company’s common equity; (4) if a director is an executive officer or an employee of another company to which the Company is indebted, and the total amount of the indebtedness is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer or an employee; and (5) if a director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 or two percent of that organization’s consolidated gross revenues. Notwithstanding the foregoing, no relationship required to be disclosed by the Company pursuant to Item 404 of Regulation S-K shall be treated as categorically immaterial. The Board of Directors reviews annually all commercial, charitable and other relationships of directors.

For the purpose of applying these director independence standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board of Directors has determined that Ms. Karch, Ms. Qureshi and Messrs. Barzi, Carlucci, Freiberg, Haythornthwaite, Olivié, Reyes, Schwartz, Tai and Tian qualify as independent directors within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board of Directors as set forth above. In the course of its determination regarding the independence of each non-management director, the Board of Directors considered any transactions, relationships and arrangements as required by Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board of Directors as set forth above.

In reaching the determination that Ms. Karch and Messrs. Barzi, Freiberg, Reyes, Tai and Tian are independent, the Board of Directors considered the fact that: (1) Ms. Karch is Director Emeritus of McKinsey & Company and a director of The Corporate Executive Board Company, (2) Mr. Barzi is a Senior Advisor and former chairman of UniCredit Family Financing, a former executive officer of UniCredit Group (which wholly-owns UniCredit Family Financing) and a director of SiNSYS, (3) Mr. Freiberg is a director and Chief Executive Officer of E*TRADE Financial Corporation, a director of Habitat for Humanity and a director of the March of Dimes, (4) Mr. Reyes is an executive officer of The Coca-Cola Company, (5) Mr. Tai is a former member of the ING Groep NV supervisory board, a director of NYSE Euronext, a director of Bank of China Ltd., a director of Philips Electronics N.V. and a director of Cassis International Pte. Ltd. and (6) Mr. Tian is a former member of the International Business Council of the World Economic Forum. Although service as a director or executive officer of another company alone is not a material relationship that would impair a director’s independence, the above listed relationships were reviewed by the Board of Directors. As to companies with which the Company has (or had) a business relationship and where a director is either currently or was recently an executive officer, sales to and/or purchases from these entities amounted to less than the greater of $1 million or 2% of that company’s consolidated gross revenues during each of 2010, 2009 and 2008. Specifically, in making its independence determination, the Board considered that:

•	the UniCredit Group made net payments for processing services to the Company in each of 2008, 2009 and 2010 in amounts equivalent to approximately 0.04% of the UniCredit Group’s 2010 total revenues;

•	E*TRADE Financial Corporation made payments to the Company for processing services in each of 2008, 2009 and 2010 in amounts that were less than $75,000 in each year; and

•	the Coca-Cola Company received payments from the Company in 2008 for goods in an amount that was less than $3,000.

Accordingly, the Board determined that, during all relevant years, none of the relationships listed above were of an amount or nature to impede the exercise of independent judgment by any of Ms. Karch or Messrs. Barzi, Freiberg, Reyes, Tai or Tian.

Nomination of Directors.  Candidates for nomination to the Board of Directors are selected by the Nominating Committee, based on the Nominating Committee’s review of candidates in accordance with its charter. The Nominating Committee identifies potential new director candidates by recommendations from its members, other members of the Board of Directors, Company management and individual stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm (during 2010, the Nominating Committee engaged Egon Zehnder International for such services). The process by which the Nominating Committee evaluates candidates submitted by stockholders does not differ from the process it follows for evaluating other nominees.

As described above under “Proposal 1 – Election of Directors – General – Board Composition”, when considering the qualifications of a nominee, the Nominating Committee may take into account factors such as strength of character, maturity of judgment, leadership and experience relevant to the Company’s global activities and expertise/knowledge. In addition, although the Board of Directors does not have a specific diversity policy, the Corporate Governance Guidelines provide that the Nominating Committee should seek to foster diversity on the Board of Directors by taking into account geographic diversity to reflect the geographic regions in which the Company operates in a manner approximately proportional to its business activity, as well as diversity of age, gender, race, ethnicity and cultural background. The Nominating Committee also takes into account the extent to which the candidate would fill a present need on the Board of Directors. For additional information on the nomination process, see the charter for the Nominating Committee and the Company’s Corporate Governance Guidelines, which are located on the Company’s website at http://www.mastercard.com

The nominees for re-election to the Board of Directors as Directors at the Annual Meeting were approved by the Nominating Committee after evaluating their qualifications and, as to Messrs. Olivié, Schwartz and Tai, their prior service on the Board of Directors. The Nominating Committee recommended each nominee for approval by the Board of Directors.

Stockholders may submit recommendations for nomination in writing to the Corporate Secretary of the Company at the address set forth above under “Introduction—Solicitation of Proxies” not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting. The Corporate Secretary will forward all bona fide recommendations received by such date to the Nominating Committee for its consideration. Stockholder recommendations should include: (1) the name and address of the stockholder making the recommendation, as it appears on the Company’s books, and of the beneficial owner, if any, on whose behalf the recommendation is being made, (2) the class and number of shares of the Company, which are owned beneficially and of record by such stockholder and/or such beneficial owner, (3) the candidate’s name and contact information, (4) a description of any relationship between the stockholder and the candidate, (5) a description of the candidate’s qualifications, and (6) a signed statement from the candidate that he or she is willing and able to serve as a director, and is qualified to so serve under the Company’s amended and restated by-laws, if elected. The Nominating Committee may request such additional information from the recommended nominee or the stockholder as it deems appropriate.

Stockholders may also nominate directors for election pursuant to our amended and restated by-laws. See “Stockholder Proposals and Director Nominations” for a description of this process.

Board Leadership Structure.  The Company has an independent non-executive Chairman of the Board of Directors. The role of the Chairman is to provide governance and leadership to the Board of Directors, including helping to organize the work of the Board of Directors and ensuring that its members have information to effectively carry out their responsibilities. Specifically, the Chairman’s responsibilities include, among others things:

•	presiding over meetings of the Board of Directors and executive sessions of non-management and independent directors;

•	overseeing the adequacy of information available to directors;

•	coordinating feedback regarding issues discussed in executive session as well as performance to the Chief Executive Officer;

•

facilitating effective communication between the Board of Directors and our stockholders, including, among other things, by presiding over the annual meeting, and any special meetings, of stockholders;

•

working with the Chief Executive Officer and Corporate Secretary to facilitate clear communications by and between directors from different regions and representing different classes of stockholders; and

•	providing advice and counsel to the Chief Executive Officer.

The Board of Directors does not have a specific policy regarding the separation of the roles of Chairman and Chief Executive Officer, as it believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Company has had a non-executive Chairman since its IPO in May 2006, and the Board of Directors believes having separate Chief Executive Officer and Chairman positions, and having an independent director serve as Chairman, continues to be the appropriate leadership structure for the Company at this time. This structure enables the Chief Executive Officer to focus on operation of the Company’s business, while the independent Chairman focuses on leading the Board in its responsibilities of acting in the best interests of the Company and its stockholders. The Board believes that the Company’s current leadership structure does not affect the Board’s role in risk oversight of the Company.

Independent or Non-Management Director Meetings.  The non-management directors are afforded a regular opportunity to meet in executive session (and in the case of independent directors, at least annually), or more frequently upon request of any non-management or independent director. The Board of Directors holds regularly scheduled meetings in executive session without management present. The Chairman of the Board of Directors ordinarily presides at such sessions.

Board Risk Oversight.  The Board of Directors is responsible for overseeing the Company’s overall risk profile and management’s processes for managing risk. Through the Board’s oversight, it establishes and increases emphasis on a risk-aware culture throughout MasterCard. The Board of Directors oversees risk both as a full Board and through its committees. The Board recognizes that it is neither possible nor desirable to eliminate all risks. Hence, it encourages thoughtful risk-taking when achieving the Company’s objectives. The Board meets at least annually with management to specifically discuss the Company’s risk management process and assess the major risks on which the Company intends to focus in the next year. Throughout the year, the Board of Directors and appropriate committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The Board of Directors considers management’s risk assessments and how key risks are managed as it evaluates the Company’s business strategy. Strategic and operational risks are also presented and discussed in the context of presentations to the Board of Directors at regularly scheduled Board meetings and during reports to the Board of Directors and its committees by the general counsel and other officers. Oversight of certain specific risks is delegated to designated committees of the Board of Directors. These delegations include:

•

The Audit Committee oversees risks relating to the financial statements and financial reporting and controls; internal controls; and legal, regulatory and compliance risks. The Audit Committee also has broader oversight of risk as described below.

•	The Compensation Committee oversees risks arising from the Company’s compensation policies and practices for all employees, including non-executive directors.

•	The Nominating Committee oversees risks related to the Company’s governance structure and processes, and risks related to litigation and other legal matters.

Oversight of risk by the Board of Directors and its committees builds upon, and is part of, our Enterprise Risk Management (“ERM”) program. The ERM program is integrated with the business and designed to ensure appropriate and comprehensive oversight and management of risk. The ERM program leverages our business processes to, among other things, ensure: allocation of resources to appropriately address risk; establishment of clear accountability for risk management; and provision of transparency of risks to senior management, the Board of Directors and appropriate Board committees. Our ERM program seeks to accomplish these goals by: identifying, prioritizing and monitoring key risks; providing an independent view of our risk profile; and strengthening business operations by integrating ERM principles and continuing to create a risk aware culture within MasterCard. MasterCard’s integrated risk management structure balances risk and return by having business units and central functions (such as finance and law) identify, own and manage risks, our executive officers set policy and accountability and the Board and committees provide oversight of the process.

As part of its oversight process and as set forth in its charter, the Audit Committee oversees and discusses with management and the Company’s independent registered public accounting firm the Company’s guidelines and policies with respect to risk assessment and risk management, as well as the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is provided at least annually with a report from the ERM function to monitor the status of the risk management process based on what is presented annually to the full Board. The Audit Committee also meets with management of business units and central functions on a rotating basis to discuss the strategies of such units from a risk perspective. The Audit Committee also reports to the Board with respect to internal controls under the Sarbanes Oxley Act, and approves audit plans based on a risk-based methodology and evaluation.

The Compensation Committee reviews and assesses the Company’s compensation policies and practices for all employees. Throughout the year, when establishing compensation program elements, making awards and determining final payouts for incentive compensation, the Compensation Committee considers the relationship of the Company’s risk oversight practices to employee compensation policies and practices for all employees (including non-executive officers), including whether the Company’s compensation programs create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Compensation Committee’s assessment of risk is further discussed below under “Executive Compensation – Compensation, Discussion and Analysis – Risk Assessment.”

Documents Available.  The Company’s Corporate Governance Guidelines and Supplemental Code of Ethics, as well as the charters of the Board committees can be found on the Company’s website at http://www.mastercard.com. These documents will also be made available in print to any stockholder who requests them by writing to the Corporate Secretary at the address set forth above under “Introduction—Solicitation of Proxies.”

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has a standing Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors, each of which is described below.

Audit.  The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities. Among other things, it reviews the activities, results and effectiveness of the Company’s internal audit function and independent registered public accounting firm, confirms the independence of the independent registered public accounting firm and oversees the quality of the Company’s internal controls. The Audit Committee also reviews the Company’s key risks and controls and its quarterly and annual financial statements. The Audit Committee operates under a written charter, which is available to stockholders through our website at http://www.mastercard.com. The current members of the Audit Committee are Ms. Karch and Messrs. Barzi, Haythornthwaite, Olivié, Schwartz (Chairman) and Tai, each of whom the Board of Directors has determined qualify as independent according to the corporate governance listing standards of the NYSE (as described above) and under the independence criteria established by the SEC. Messrs. Haythornthwaite, Olivié, and Schwartz were appointed to the Audit Committee on May 31, 2006. Ms. Karch was appointed to the Audit Committee on February 6, 2007 and Mr. Barzi was appointed to the Audit Committee on April 8, 2008. Mr. Tai joined the Audit Committee as a non-voting participant on February 3, 2009 and as a voting member on February 8, 2011. The Board of Directors has identified both Mr. Schwartz and Mr. Tai as “audit committee financial experts” under the applicable SEC rules based on their experience and qualifications. The Board of Directors has also determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies as defined in the NYSE corporate governance guidelines. The Audit Committee held nine meetings during 2010.

Nominating and Corporate Governance.  The Nominating Committee considers and nominates individuals to serve as directors of the Company and performs the other functions set forth in its charter, which is available to stockholders through our website at http://www.mastercard.com. The current members of the Nominating Committee are Ms. Karch and Messrs. Barzi, Haythornthwaite (Chairman), Schwartz and Tian, each of whom the Board of Directors has determined qualify as independent according to the corporate governance listing standards of the NYSE. Messrs. Haythornthwaite, Schwartz and Tian were each appointed to the Nominating Committee on May 31, 2006. Ms. Karch was appointed to the Nominating Committee on February 6, 2007. Mr. Barzi was appointed to the Nominating Committee on February 8, 2011. The Nominating Committee held five meetings during 2010.

See “Board of Directors and Corporate Governance — Nomination of Directors” for a description of the process pursuant to which the Nominating Committee nominates directors and the process pursuant to which stockholders may recommend candidates as nominees for election as director.

Human Resources and Compensation.  The Compensation Committee is primarily responsible for, among other things: (1) reviewing annually and approving our compensation and benefits philosophy and strategy to ensure that our employees are treated equitably and rewarded appropriately for their contributions to the Company’s growth and profitability; (2) ensuring that our executive compensation strategy supports the Company’s objectives and links the interests of executives closely to those of our stockholders; (3) reviewing the Company’s compensation and benefit policies and programs, including design, administration, participation and compliance; (4) reviewing and approving company-wide annual and long-term cash or equity incentive compensation plans and ensuring they are administered in a manner consistent with our rewards strategy; (5) reviewing and approving corporate goals and objectives for our Chief Executive Officer and other executive officers’ compensation, including annual and long-term performance objectives; (6) reviewing and approving with the Chief Executive Officer, his recommendations with respect to the individual elements of total direct compensation (base salary, annual bonus and long-term incentive) for our executive officers and key management other than the Chief Executive Officer; (7) reviewing annually and determining total compensation for our Chief Executive Officer and evaluating his performance against established goals and objectives; (8) ensuring that appropriate processes are in place to aid succession planning and development strategies for senior level positions and executives officers; and (9) reviewing and discussing with management the Company’s compensation discussion and analysis and, if appropriate, recommending to the Board that it be included in its annual report, proxy statement and/or other filings with the SEC.

In addition, the Compensation Committee approves the compensation of each of the Company’s non-employee directors and executive officers, including the named executive officers listed in the Summary Compensation Table in this Proxy Statement. The Compensation Committee also has exclusive authority to grant equity awards to non-employee directors and executive officers of the Company. Our Chief Executive Officer will generally recommend to the Compensation Committee compensation decisions for the executive officers other than himself. The Compensation

Committee also delegates specified administrative functions under the Company’s employee benefit plans to certain officers of the Company, including the Company’s Chief Human Resources Officer. The Compensation Committee regularly reviews the Company’s executive compensation and benefits policies, programs and practices and monitors applicable new rules and evolving best practices concerning executive compensation. The Compensation Committee operates under a written charter, which is available to our stockholders through our website at http://www.mastercard.com. The current members of the Compensation Committee are Messrs. Barzi, Carlucci (Chairman), Olivié and Reyes, each of whom is a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and determined by the Board of Directors to be independent according to the corporate governance listing standards of the NYSE. Messrs. Carlucci and Olivié were appointed to the Compensation Committee on May 31, 2006. Mr. Reyes was appointed to the Compensation Committee on April 8, 2008. Mr. Barzi was appointed to the Compensation Committee on February 8, 2011. Bernard S.Y. Fung was a member of the Compensation Committee until his death in May 2010. The Compensation Committee held five meetings during 2010.

The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee with the assistance of the Company’s Chief Human Resources Officer. Compensation Committee meetings are regularly attended by the members of the Compensation Committee, the Company’s Chief Executive Officer and the Company’s Chief Human Resources Officer. Generally, the Compensation Committee also meets in executive session. The Chairman of the Compensation Committee reports to the Board of Directors on the Compensation Committee’s decisions concerning, among other things, compensation of the Company’s non-employee directors and executive officers. At the end of each year, the Compensation Committee reviews and makes decisions on the elements and amount of compensation for our named executive officers. Additionally, the Compensation Committee approves the funding for the long-term incentive grants and annual cash-based incentive plans. The Compensation Committee has the sole authority with respect to the selection, retention, approval of fees and replacement of any compensation consultants to provide independent advice to the Compensation Committee. The Compensation Committee retains its own outside compensation consultant which reports directly to the Compensation Committee. Towers Watson was retained by the Compensation Committee to serve as the Compensation Committee’s compensation consultant, including from January 2010 until October 2010. In October 2010, the individuals from Towers Watson who had been advising the Compensation Committee departed Towers Watson to form a new executive compensation consulting firm named Pay Governance. In order to maintain continuity with these advisors, the Compensation Committee determined to use Pay Governance for the remainder of 2010. Beginning on January 1, 2011, the Compensation Committee engaged the services of Frederick W. Cook to provide executive compensation consulting services.

During 2010, Towers Watson provided other services to the Company, which were authorized by management, including the following: (1) assisting in the development of the Company’s healthcare and wellness programs, including plan design and establishing a budget, (2) advising on benchmarking the Company’s benefit plans against the competitive marketplace, (3) periodically conducting service and compliance reviews of the Company’s employee benefits providers, (4) performing actuarial computations of some of the Company’s benefit plans, and (5) consulting with the Company’s product management group regarding payment products in healthcare reimbursement (collectively, the “non-executive compensation consulting services”). Although the Compensation Committee did not approve these non-executive compensation consulting services, the Compensation Committee evaluated such non-executive compensation consulting services Towers Watson provided to the Company as a whole and considered Towers Watson’s independence in light of these other services. MasterCard incurred approximately $1.2 million with Towers Watson for the non-executive compensation consulting services and approximately $400,000 for the executive compensation consulting services provided during 2010. While Pay Governance provided executive compensation consulting services to the Compensation Committee in 2010, it did not provide any other service to the Company. Similarly, Frederic W. Cook & Co. does not provide any additional services for the Company.

For more information on the Company’s processes and procedures for the consideration and determination of executive and non-employee director compensation, including the role of executive officers and the compensation consultant, see the “Compensation Discussion and Analysis” section in this Proxy Statement.

ATTENDANCE AT MEETINGS

Attendance at Meetings by Directors.  The Board of Directors held eight meetings during 2010. During 2010, each director attended 75 percent or more of the aggregate of: (a) the total number of meetings of the Board of Directors held during the period when he or she was a director and (b) the total number of meetings held by all Committees of the Board of Directors on which such director served during the period when he or she was a director. The number of meetings held by each Committee during 2010 is set forth above.

Attendance at Annual Meetings.  The Company encourages directors to attend its annual meeting of stockholders and endeavours to hold Board and/or committee meetings on the same date as the Company’s annual meeting of stockholders in order to increase the number of directors who attend the annual meeting. Twelve members out of a then total of twelve members of the Board of Directors attended the 2010 Annual Meeting.

STOCKHOLDER AND OTHER THIRD-PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any committee of the Board of Directors or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence can be sent by e-mail to General_Counsel@mastercard.com or by mail to the address set forth above under “Introduction—Solicitation of Proxies.” The Company’s General Counsel, or in his absence, another member of the Company’s Law Department, opens all communications received solely for the purpose of determining whether the contents represent a message to the directors. All correspondence that is not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. If a complaint or concern involves (1) accounting, internal accounting controls and auditing matters, (2) possible violations of, or non-compliance with, applicable legal and regulatory requirements, (3) possible violations of the Company’s Supplemental Code of Ethics for the Chief Executive Officer and senior officers or (4) retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, the correspondence will be forwarded to the chair of the Audit Committee. If no particular director is named, such communication will be forwarded, depending on the subject matter, to the chair of the Audit, Compensation or Nominating Committee, as appropriate.

Stockholders, employees and others may also report complaints and concerns regarding accounting, internal accounting controls, auditing matters, violations of, or non-compliance with, applicable legal and regulatory requirements, possible violations of the Company’s Supplemental Code of Ethics for the Chief Executive Officer and senior officers, or retaliation against employees who make such a complaint in accordance with the Company’s Whistleblower Procedures. The General Counsel of the Company is responsible for keeping a docket of all reports received under the Company’s Whistleblower Procedures and summarizing the nature of the complaint and other relevant information. The General Counsel will report any recent developments of items listed on the docket in reasonable detail to the Chairman of the Audit Committee (and, if the Chairman so directs, to the full Audit Committee) at or in advance of each regularly scheduled meeting. The Company’s Whistleblower Procedures can be found on its website at http://www.mastercard.com.

EXECUTIVE OFFICERS OF THE COMPANY

Biographical data for the current executive officers of the Company (“Executive Officers”) is set forth below, excluding Mr. Banga, which is included above under “Proposal 1 – Election of Directors – Continuing Directors.” Each Executive Officer serves at the discretion of the Chief Executive Officer or the Board of Directors. Each Executive Officer is also a member of the Company’s Executive Committee, which manages the Company’s corporate performance and develops corporate strategy. Robert W. Selander, a named executive officer, retired from the Company effective December 31, 2010. Mr. Selander had served as Chief Executive Officer until July 1, 2010, and then served as Executive Vice Chairman until December 2010.

Gary J. Flood, age 52, is President, Global Products and Solutions for MasterCard Incorporated and MasterCard International. In this capacity, he has responsibility for the products and services that the Company delivers to its customers. Prior to being appointed to his current position in November 2007, Mr. Flood was Executive Vice President of Global Account Management for the Company. In this capacity, Mr. Flood oversaw the Company’s efforts to support its largest global customers. Previously, Mr. Flood was Senior Vice President of Consumer Card Product Management and Development, where he spent four years directing all MasterCard consumer credit programs in the United States. Mr. Flood joined the Company in 1986 as Regional Marketing Director. Before joining the Company, he was National Sales Manager for Citicorp’s Merchant Business.

Noah J. Hanft, age 58, is General Counsel, Corporate Secretary and Chief Franchise Integrity Officer of MasterCard Incorporated and MasterCard International. In this capacity, he is responsible for legal affairs and public policy and, since 2007, has also had responsibility for MasterCard’s franchise development function and MasterCard’s Payment System Integrity function, which includes Fraud Management, Security and Risk Services and Global Product and Information Security. He was appointed as General Counsel and Corporate Secretary of the Company in October 2000. Mr. Hanft has served in various increasingly senior positions at the Company since 1984, except for 1990 to 1993, when Mr. Hanft was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services Corp. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York. Mr. Hanft began his career as an attorney with the Legal Aid Society.

Martina Hund-Mejean, age 50, is Chief Financial Officer of MasterCard Incorporated and MasterCard International Incorporated. Prior to becoming Chief Financial Officer in November 2007, Ms. Hund-Mejean served as Senior Vice President and Treasurer of Tyco International Ltd from December 2002 until November 2007. Prior to joining Tyco International Ltd, she was Senior Vice President and Treasurer of Lucent Technologies Inc. (now Alcatel-Lucent). From 1988 to 2000, Ms. Hund-Mejean held a series of finance positions of increasing responsibility at General Motors Corporation, both in the U.S. and U.K., including Assistant Treasurer from 1998 to 2000. She began her corporate career as a credit analyst at Dow Chemical in Frankfurt, Germany. Ms. Hund-Mejean is a director and member of the audit committee of Prudential Financial, Inc., a financial services company, and is also a member of the Board of Trustees of The University of Virginia Darden School Foundation.

Walter M. Macnee, age 56, is President, International Markets for MasterCard Incorporated and MasterCard International. In this capacity, he is responsible for MasterCard customer-related activities outside the U.S. Prior to being appointed to his current position, Mr. Macnee was President Global Markets from November 2007 until January 2009. From 2006 until November 2007, Mr. Macnee was President of the Americas, with responsibility for building all aspects of the Company’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. From 2001 to 2004, Mr. Macnee was President of MasterCard Canada. From 2004 to 2006, Mr. Macnee served as Executive Vice President, Canadian Imperial Bank of Commerce, in Toronto. Previously, he spent 18 years with Toronto Dominion Bank.

Chris A. McWilton, age 52, is President, U.S. Markets for MasterCard Incorporated and MasterCard International. Prior to being appointed to his current position, Mr. McWilton was President, Global Accounts from November 2007 until January 2009. From October 2003 until November 2007, Mr. McWilton was Chief Financial Officer of the Company. Prior to Mr. McWilton’s appointment as Chief Financial Officer in October 2003, he served as Senior Vice President and Controller of the Company. Prior to January 2003, Mr. McWilton was a partner at KPMG LLP, an international accounting and tax firm, where he specialized in financial and SEC reporting matters. Mr. McWilton joined KPMG LLP in 1980 and was elected to the partnership in 1992.

Robert Reeg, age 55, is President, MasterCard Technologies of MasterCard Incorporated and MasterCard International. In this role, Mr. Reeg oversees MasterCard’s strategic processing platform, global network and quality of operations and is based at the Company’s MasterCard Technologies headquarters in St. Louis, Missouri. Mr. Reeg served as Chief Technology Officer for MasterCard from 2005 until May 2008. In this role, he was responsible for all computer operations, network engineering, technology architecture, database management, program management, and testing/software quality. Prior to joining MasterCard in April 1995, Mr. Reeg held IT and business leadership positions with Sprint Corp., Cleveland Pneumatic, Totco Inc. and Conoco Inc.

Stephanie E. Voquer, age 59, is Chief Human Resources Officer of MasterCard Incorporated and MasterCard International. In this capacity, she is responsible for Global Human Resources, which includes the corporate and regional Human Resources functions. Prior to assuming this role, Ms. Voquer was responsible for Global Strategy and Operations for the Company from October 2007 to June 2008 and was the group head of Human Resources, MasterCard Europe, based in Waterloo, Belgium from February 2005 to September 2007. Prior to joining MasterCard, in February 2005, Ms. Voquer served as director, Human Resources for Europe/Middle East/Africa (EMEA) for Avaya Communications from May 2001 to January 2005 (based in Belgium) and was the director of Human Resources Operations, Global Services, for IBM Europe, Middle East and Africa in Paris, France from May 1997 to April 2001. Prior to assuming the HR leadership role at IBM Global Services in Europe, Ms. Voquer spent two years at IBM’s corporate headquarters in Armonk, New York. She is a member of the Human Resources Roundtable Group.

CODE OF CONDUCT AND SUPPLEMENTAL CODE OF ETHICS

The Company has a written Code of Conduct that applies to all executive officers, employees and directors of the Company and provides a statement of the Company’s policies and procedures for conducting business legally and ethically. In addition, the Company has adopted a written Supplemental Code of Ethics that applies only to the Chief Executive Officer, the President, the Chief Financial Officer, the Controller and certain other senior officers of the Company and its subsidiaries, including those who serve in financial accounting, treasury, tax and legal advisory roles. Both the Code of Conduct and the Supplemental Code of Ethics are posted on our website at http://www.mastercard.com and are available free of charge to any person who requests them by writing to the Corporate Secretary, MasterCard Incorporated, 2000 Purchase Street, Purchase, NY 10577.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our voting securities by each person known to us to beneficially own more than five percent of any class of our voting securities, unless otherwise indicated, as of the Record Date.

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percent of Total Outstanding Class A Common Stock Beneficially Owned
The MasterCard Foundation (1)
2 St. Clair Avenue East Suite 301 Toronto, Ontario A6 M4T 2T5	13,108,364	10.8%

T. Rowe Price Associates, Inc. (2)
100 E. Pratt Street Baltimore, MD 21202	6,472,039	5.3%

(1)	Stock ownership for The MasterCard Foundation is based on a Form 4 filed with the SEC on February 3, 2011. Based on a Schedule 13G/A filed with the SEC on February 7, 2011, The MasterCard Foundation has sole voting and dispositive power with respect to the shares of Class A Common Stock.

(2)	Based on a Schedule 13G filed with the SEC on February 9, 2011 and explanatory information provided to MasterCard by T. Rowe Price Associates, Inc., these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows, as of the Record Date: (1) the number of shares of our Class A Common Stock directly or indirectly owned, (2) options to purchase shares of Class A Common Stock exercisable within 60 days of that date, (3) the total number of shares of our Class A Common Stock beneficially owned, including shares that could have been acquired through the exercise of options to purchase shares of Class A Common Stock exercisable within 60 days of that date and any other stock awards that would vest within 60 days of that date and (4) other deferred stock units (“DSUs”) held (but as to which the underlying shares are not deliverable within 60 days), by each director, each named executive officer listed on the “Summary Compensation Table”, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group have sole voting power and sole investment power with respect to the shares beneficially owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Exchange Act, by all directors and executive officers as a group as of the Record Date and each director and named executive officer individually is less than 1% of the Company’s outstanding shares of Class A Common Stock. No director or executive officer beneficially owns shares, either directly or indirectly, of Class B Common Stock.

	Shares of Class A Common Stock Beneficially Owned					Other Deferred Stock Units (d)(2)
Name	Shares of Class A Common Stock Directly and Indirectly Owned (a)		Stock Options Exercisable, Restricted Stock Units Vesting and Deferred Stock Units Receivable Within 60 Days (b)(1)	Total Shares of Class A Common Stock Beneficially Owned (includes shares, stock options, restricted stock units and deferred stock units from columns (a) and (b) (c)
Ajay S. Banga	2,191		26,195	28,386		—

Silvio Barzi	—		1,056	1,056		565

David R. Carlucci	2,565		1,753	4,318		325

Gary J. Flood	15,143		12,694	27,837		—

Steven J. Freiberg	1,345		1,753	3,098		325

Richard Haythornthwaite	2,000		2,629	4,629		488

Martina Hund-Mejean	10,757	(3)	17,516	28,273	(3)	—

Nancy J. Karch	753		1,753	2,506		325

Walter M. Macnee	10,464		20,276	30,740		—

Chris A. McWilton	14,183	(4)	14,006	28,189	(4)	—

	Shares of Class A Common Stock Beneficially Owned					Other Deferred Stock Units (d)(2)
Name	Shares of Class A Common Stock Directly and Indirectly Owned (a)		Stock Options Exercisable, Restricted Stock Units Vesting and Deferred Stock Units Receivable Within 60 Days (b)(1)	Total Shares of Class A Common Stock Beneficially Owned (includes shares, stock options, restricted stock units and deferred stock units from columns (a) and (b) (c)
Marc Olivié	2,565		1,753	4,318		325

Rima Qureshi	—		—	—		—

José Octavio Reyes Lagunes	—		1,056	1,056		565

Mark Schwartz	6,565		1,753	8,318		325

Robert W. Selander	40,100	(5)	165,367	205,467	(5)	—

Jackson Tai	—		1,056	1,056		350

Edward Suning Tian	2,224		1,753	3,977		325

All directors and executive officers as a group (19 persons)	100,458		136,338	236,796		3,918

(1)	For non-executive directors, includes (i) DSUs listed in this column (b) that will be settled within 60 days and (ii) DSU’s listed in this column (b) that can be acquired within 60 days of termination of a director’s service as a director.
(2)	DSUs listed in this column (d) cannot be acquired within 60 days and therefore are not deemed to be beneficially owned by the holder for purposes of Rule 13d-3 under the Exchange Act. The holders of such DSUs do not have voting or investment power with respect to such units. DSUs are to be settled in shares of Class A Common Stock on the fourth anniversary of the grant date.
(3)	Includes 200 shares of Class A Common Stock held by Ms. Hund-Mejean’s husband.
(4)	Includes 6,500 shares of Class A Common Stock held in a grantor retained annuity trust for which Mr. McWilton is the sole trustee. Mr. McWilton has sole voting and investment power with respect to such shares.
(5)	Includes 30,000 shares of Class A Common Stock held in a grantor retained annuity trust for which Mr. Selander is a trustee. Mr. Selander has shared voting and investment power with respect to such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. Based solely on its review of the copies of such forms received by it and written representations from reporting persons, the Company believes that all of its directors, officers and persons who beneficially own more than ten percent of the Company’s Class A Common Stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Code of Conduct requires that any transaction that exceeds $120,000 between the Company and a related party, or in which a related party would have a direct or indirect material interest, be promptly disclosed to the General Counsel of the Company. The General Counsel is required to disclose such transactions promptly to the Board of Directors. Transactions with related parties must be approved or ratified by the Board of Directors or a committee of the Board of Directors consisting of at least three disinterested directors. Any director having an interest in the transaction is not permitted to vote on such transaction. Under the Code of Conduct, a “related party” is any of the following:

•	an executive officer of the Company;
•	a director (or director nominee) of the Company;
•	an immediate family member of any executive officer or director (or director nominee);
•	a beneficial owner of five percent or more of any class of the Company’s voting securities; or
•	an entity in which one of the above described persons has a substantial ownership interest in or control of such entity.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Plans and Programs

MasterCard’s Board of Directors, the Compensation Committee and management periodically review the compensation and benefit programs for executives and other employees to align them with three core principles, ensuring that: (1) executive officer goals are linked with customer and stockholder interests, (2) pay is performance based and (3) performance is rewarded in a competitive manner. Accordingly, the Company has adopted a number of practices over the last several years, in particular since our IPO in May of 2006, including:

•	Introduction of significant stock ownership guidelines for executives and Board members;
•	Prohibitions against hedging Company stock;
•	Increasing use of performance-based equity awards for named executives;
•

Introduction of a clawback policy for material financial restatements included in both our Senior Executive Annual Incentive Compensation Plan (“SEAICP”) and our agreements for grants of performance stock units;

•	Phaseout of “evergreen” employment agreements;
•	Reduction in the number of executives with individual employment agreements;
•	No tax “gross ups” in new employment agreements;
•	No tax “gross ups” for perquisites;
•	Phaseout of the Supplemental Retirement Plan;
•

Phased elimination of our U.S. defined benefit pension plan, closed to new entrants in 2007, including a phaseout of participant pay credit percentages in 2011 and 2012 with the elimination of pay credits beginning January 1, 2013; and

•	“Double-trigger” provisions for all plans that contemplate a change-in-control.

Additionally, beginning on January 1, 2011, the Compensation Committee engaged the services of Frederic W. Cook & Co. to provide executive compensation consulting services. Cook & Co. provides no other consulting services to MasterCard and had no prior relationship with any of our named executive officers.

Pay and Performance

Our Compensation Committee is primarily responsible for ensuring on behalf of the Board of Directors that the compensation and benefit programs of the Company are competitive and appropriate to attract, retain and motivate our employees, including our named executive officers, and to reward employees for outstanding performance.

A significant portion of our executives’ compensation is tied to performance to ensure that the interests of our senior executives are closely aligned with the interests of our stockholders. In making compensation decisions with respect to 2010, our Compensation Committee considered a number of factors related to MasterCard’s 2010 strong financial and operational performance. These results were achieved during continued challenging economic and financial conditions in many parts of the world during 2010. Specific achievements were considered by the Compensation Committee in connection with 2010 compensation decisions for our named executive officers, including, but not limited to, the following:

•	Annual net revenue growth of 8.6%;
•	Improved net income by 26.2% versus 2009;
•	Improved operating margin by 5.4 percentage points versus 2009;
•	Processed transactions increase of 2.9% versus 2009;
•	Gross Dollar Value, or GDV, growth of 9.1% on an annual basis;
•	Cross-border volume growth of 15.2% versus 2009; and
•	Maintained a strong capital position, including positive cash flow and $3.9 billion of cash, cash equivalents and available-for-sale securities as of December 31, 2010.

The Company’s Compensation Principles

The Compensation Committee’s compensation decisions for our named executive officers are based on the following core principles:

•

Executive officer goals are linked with customer and stockholder interests. The Company’s compensation policies are designed to align the interests of our executive officers with those of our customers and our stockholders.

•

Pay is significantly performance-based. We provide a total compensation program consisting of fixed and variable pay, with an emphasis on variable pay to reward short-and long-term performance measured against pre-established goals and objectives.

•

Compensation opportunities must be competitive to attract and retain talented employees. Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives to enable us to successfully attract and retain executive talent.

Risk Assessment

The Compensation Committee has reviewed and assessed the Company’s compensation policies and practices for all employees, including our named executive officers. Throughout the year, when establishing compensation program elements, making awards and determining final payouts for incentive compensation, the Compensation Committee considers the relationship of the Company’s risk oversight practices to employee compensation policies and practices. The Compensation Committee believes that the Company’s compensation programs do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. Several features in the Company’s compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

•	The core principles outlined above and compensation program elements discussed below are designed to align compensation goals with stockholder interests.
•	Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short- and long-term corporate performance.
•	A significant portion of our executive officers’ total direct compensation is in the form of equity-based incentive awards that vest over multiple years.
•	The number of shares of our Class A Common Stock that can be issued upon satisfaction of the performance goals in our performance stock units is capped at 200% of target.
•	The funded pool of our SEAICP is capped at 200% of the aggregate of all target bonuses, and individual awards in the plan may not exceed 250% of any individual’s target bonus.
•	The SEAICP and agreements for grants of performance stock units contain a clawback provision for material restatements of financial results.
•	The Compensation Committee has the ability to use its discretion for payouts under the SEAICP.
•

Approximately 75 key managers and executives, including our named executive officers, fall under the Company’s stock ownership guidelines, which call for ownership of one to six times the individual’s base salary in Company stock.

Role of Compensation Consultant

The Compensation Committee retains its own outside compensation consultant. Towers Watson was retained by the Compensation Committee to serve as the Committee’s compensation consultant, including from January to October 2010. In October 2010, the individuals from Towers Watson who had been advising the Compensation Committee departed Towers Watson to form a new executive compensation consulting firm, named Pay Governance. In order to maintain continuity with these advisors, the Compensation Committee determined to use Pay Governance for the remainder of 2010. As discussed above, in January 2011 the Compensation Committee engaged the services of Frederic W. Cook & Co. to provide executive compensation consulting services for 2011. For purposes of this Compensation Discussion and Analysis with respect to 2010 compensation matters, the term “compensation consultant” refers to Towers Watson, or Pay Governance, as applicable.

The Compensation Committee retained the compensation consultant to provide the following executive compensation consulting services during 2010: (1) assisting with the development and analysis of peer group companies for comparison of executive compensation, (2) conducting benchmarking of executive officer compensation relative to the peer group, and (3) advising on executive compensation and equity plan design. The compensation consultant’s engagement included reviewing and advising on all material aspects of executive compensation for the Company, including base salaries, bonuses and equity compensation. Among other duties, the compensation consultant (1) reported on trends, developments and best practices in executive compensation decisions, including the different elements that may be utilized for long-term incentive compensation, (2) discussed the merits of various performance metrics for incentive compensation, and (3) reviewed and advised on perquisite practices among peer group and other companies. The compensation consultant also provided advice to the Compensation Committee concerning all aspects of the Company’s executive compensation policies and programs.

The compensation consultant regularly attends the meetings of the Compensation Committee. In the course of discharging its responsibilities to the Compensation Committee, the compensation consultant regularly communicates with the Chairman of the Compensation Committee outside of committee meetings. The compensation consultant also meets with management and various members of the Company’s executive compensation group, and in particular the Company’s Head of Global Rewards and Chief Human Resources Officer, from time to time to, among other things, gather compensation-related information and to review recommendations that the Chief Executive Officer may make to the Compensation Committee concerning executive officer compensation other than his own. The compensation consultant reports to the Compensation Committee on these matters rather than to management. The Compensation Committee considers the consultant’s input and advice, yet uses its own independent judgment in making final decisions concerning compensation paid to executive officers of the Company.

Peer Groups

In 2010, the Compensation Committee, with the assistance from the compensation consultant, reviewed the peer group methodology. The peer group selected by the Compensation Committee was generally composed of companies that have one or more of the following characteristics:

•	companies with whom the Company competes for executive talent,
•	companies that have a similar business or industry classification,
•	companies that have a strong global brand with an emphasis on marketing and/or technology,
•	companies that have similar market capitalization, revenues or asset turnover ratios, and
•	companies that derive a significant portion of revenue from international operations.

Additionally, in 2010, the Compensation Committee chose to review executive compensation data from two distinct peer groups: general industry and financial services. The use of two distinct peer groups provided the Compensation Committee with insight into the extent of volatility in financial services between 2009 and 2010. References in this Compensation Discussion and Analysis to “peer group” refers collectively to the general industry peer group and the financial services peer group, which are comprised of the following companies:

General Industry Peer Group

3M Co.	Colgate-Palmolive Co.	International Business Machines Corp.	Parker Hannifin Corporation
Abbott Laboratories	Corning Inc.	International Paper Co.	Pepsico, Inc.
AFLAC Inc.	Eaton Corporation	ITT Corporation	PPG Industries Inc.
Agilent Technologies Inc.	Ecolab Inc.	Johnson Controls Inc.	Praxair Inc.
Air Products & Chemicals Inc.	El DuPont de Nemours & Co.	Kellogg Company	Prudential Financial, Inc.
Alcoa, Inc.	Eli Lilly & Co.	Kimberly-Clark Corporation	QUALCOMM Incorporated
Allergan Inc.	EMC Corporation	Loews Corporation	Starbucks Corp.
Amazon.com Inc.	Freeport-McMoRan Copper & Gold Inc.	Marriott International Inc.	Starwood Hotels & Resorts Worldwide Inc.
Amgen Inc.	Gap Inc.	McDonald’s Corp.	Stryker Corp.
Applied Materials Inc.	Genzyme Corp.	Medtronic, Inc.	Time Warner Inc.
Baxter International Inc.	General Dynamics Corp.	Monsanto Co.	United Parcel Service, Inc.
Biogen Idec Inc.	General Mills Inc.	Motorola Inc.	Walt Disney Co.
Bristol-Myers Squibb Company	Gilead Sciences Inc.	Murphy Oil Corporation	Yahoo! Inc.
Broadcom Corp.	HJ Heinz Co.	Newmont Mining Corp.	Yum! Brands, Inc.
CH Robinson Worldwide Inc.	Honeywell International Inc.	Nike Inc.
Cisco Systems, Inc.	Intel Corporation	Occidental Petroleum Corporation

Financial Services Peer Group

Alliance Data Systems Corp.	Convergys Corp.	Global Payments Inc.	Visa Inc.
American Express Co.	Discover Financial Services Inc.	Northern Trust Corp.	Wells Fargo
Automatic Data Processing Inc.	Fidelity National Information Services Inc.	PNC Financial Services Group Inc.
Bank of New York Mellon Corp.	Fifth Third Bancorp	Total System Services Inc.
Capital One Financial Corp.	Fiserv Inc.	U.S. Bancorp

While the Compensation Committee relies on the peer group analysis to provide market data and relevant trend information, it does not consider the peer group analysis as a substitute for its collective business judgment.

Program Elements

The primary elements of our executive compensation program consist of base salary, annual incentive and long-term incentive compensation, which we refer to collectively as total direct compensation. These elements have been weighted to ensure that a substantial amount of named executive officers’ pay is variable and contingent upon meeting or exceeding pre-determined performance goals. The Company’s philosophy is to target compensation levels between the median and 75th percentile of the peer group for its executive officers. While the Compensation Committee reviews the compensation paid to executive officers against the peer group data, the Compensation Committee also considers other factors, including the experience and individual performance of each named executive officer. The Compensation Committee considers all situations where a single element of compensation or the total direct compensation falls outside of the target range (50th to 75th percentile). One or more elements may be outside the target range due to the executive’s duration in his or her position, recent changes to competitive market data, individual performance, material changes in job responsibility or internal pay equity considerations. For 2010, the aggregate of base salaries, bonuses and long-term incentives placed our named executive officers between the 50th and 75th percentiles of one or both peer groups.

Differences in compensation and awards granted to our named executive officers during 2010 did not result from the application of different policies to individual named executive officers. However, the variance between compensation paid to our Chief Executive Officer and the other named executive officers arose due to the different roles and levels of responsibility between the Chief Executive Officer and the other named executive officers, and the higher level of compensation that is paid to chief executive officers generally among the peer group companies.

The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. The elements of compensation were selected by the Compensation Committee because each element is considered by the Committee to be important in meeting one or more of the objectives of our compensation philosophy. For instance, base salary and annual incentive compensation are designed to attract and retain our named executive officers and to reward them for their short-term performance. Long-term incentive compensation, on the other hand, is designed to motivate, provide incentive and reward the named executive officers for the attainment of long-term business objectives, and to align their interests with those of our stockholders.

In assessing and determining compensation for our named executive officers, the Compensation Committee examines peer group data for each of the various compensation elements and makes decisions after considering each individual element and its effect on total direct compensation and the corresponding position in the competitive market range. There is no pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Work sheets showing, for each named executive officer, the individual compensation elements, amounts of each element, and total compensation relative to the peer group data are prepared by the Compensation Committee’s consultants and reviewed by the Compensation Committee.

Base Salary. Base salaries for named executive officers are generally established between the median and 75th percentile of the peer group. The Compensation Committee establishes base salaries that are informed by peer group data and reflective of the contributions of the individual to MasterCard. While salaried employees are eligible, at the discretion of management, for annual merit increases based primarily on performance, their job responsibilities and their position relative to the job market, base salaries are generally held constant for senior level executives once market competitive levels have been achieved, subject to competitive factors and/or changing job responsibilities.

Annual Incentive. MasterCard provides named executive officers with an opportunity to earn cash incentive awards through our SEAICP. These awards are designed to reward the attainment of specific performance measures during a fiscal year. The Compensation Committee generally establishes target annual incentives between the median and 75th percentile of the peer group. Each named executive officer’s target SEAICP opportunity is determined based on peer group practices and internal pay equity considerations among executive officers within the Company, taking into account seniority, job responsibilities and prior performance. Each named executive officer’s target opportunity, as well as his or her threshold and maximum amounts, are set forth later in this section and in the “Grants of Plan-Based Awards in 2010” table.

Performance goals for 2010, as well as pre-defined special items (as discussed in the footnote below the chart that follows), for the Company’s named executive officers under the SEAICP were established by the Compensation Committee in February 2010. The metrics selected for the funding formula were net income and operating margin, as in 2009. The Compensation Committee has determined that net income is a key metric in measuring management’s success in executing the Company’s strategies and initiatives. The Compensation Committee further determined that operating margin/operating margin improvement is an appropriate secondary measurement because the named executive officers’ performance can directly impact operating margin in short time horizons. The goals at minimum, target and maximum for 2010 under the SEAICP were as follows:

Measurement	Weighting (%)	Minimum	Target	Maximum	Result*
Net Income	66.7	$1,316MM	$1,535MM	$1,755MM	$1,878MM
Operating Margin (%)	33.3	46.3	47.8	49.3	50.3

*	Results shown differ from net income under generally accepted accounting principles, or GAAP, because they exclude: (1) approximately $5 million of litigation-related items, including payments related to the settlement of litigation and regulatory issues on a pre-tax basis, (2) the impact of foreign exchange rates with respect to the Euro and the Brazilian Real and (3) the effect of the Company’s acquisition of DataCash Group plc.

Based on the Company’s financial performance as set forth in the chart above, the pre-established maximum net income and operating margin improvement targets for 2010 were exceeded. Accordingly, pursuant to the terms of the plan, the SEAICP could have been funded at maximum levels. In addition to the SEAICP funding formula, the amount of the payout for each of the SEAICP participants was based upon achievement of pre-determined quantitative and qualitative corporate performance objectives, known as the corporate scorecard. The corporate scorecard includes objectives related to:

•	executing on the Company’s customer strategy;
•	delivering stockholder value by achieving net income targets, improving the ratio of income to revenue (operating margin improvement), net revenue growth, and return on equity; and
•	enhancing organizational capabilities, strengthening leadership and developing people.

In addition to assessing performance against operating margin improvement and net income targets, the Compensation Committee considers the corporate scorecard and uses its business judgment in determining, within the amounts payable based on performance against the operating margin improvement and net income targets, the amount of the incentive compensation to be paid to each named executive officer. The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various objectives included on the corporate scorecard and no individual objective on the corporate scorecard was material to the Compensation Committee’s decisions. In late 2010, Mr. Banga presented to the Compensation Committee the Company’s results as measured against the quantitative and qualitative corporate scorecard. The Compensation Committee considered the Company’s strong performance against financial targets, as well as the information provided by Mr. Banga concerning the Company’s performance against the corporate scorecard and the challenging economic and financial conditions faced by the Company’s financial institution customers and consumers. The Compensation Committee exercised its discretion and determined to establish the amount of the SEAICP bonus pool at 135% of target on average.

While each named executive officer shares responsibility for the corporate score, they also have their own personal objectives that are considered by the Compensation Committee in determining actual payout amounts under the SEAICP:

•	Mr. Banga’s personal objectives for 2010 primarily related to operational excellence and refining the Company’s overall strategy to accelerate diverse revenue growth.

•	Ms. Hund-Mejean’s personal objectives for 2010 primarily related to driving strategic planning improvements and prioritizing investment targets.

•	Mr. McWilton’s personal objectives for 2010 primarily related to revenue growth in the U.S. region and improving customer satisfaction.

•	Mr. Flood’s personal objectives for 2010 primarily related to global advancement of products and organizational development.

•	Mr. Macnee’s personal objectives for 2010 primarily related to revenue growth in international markets and improving customer satisfaction.

The Compensation Committee chose to allocate the funded amount of the bonus pool (135% on average) under the SEAICP among the named executive officers after discussing and considering their contribution to the overall business results, their attainment of individual objectives and their proficiency in displaying the Company’s leadership principles and core competencies. This approach led the Compensation Committee to award SEAICP payouts to each named executive officer within a relatively comparable range of percentages of target, as set forth in the far right column in the table below.

The table below sets forth the threshold, target, maximum and actual payout under our SEAICP for 2010 for each of our continuing named executive officers:

	Threshold	Target	Maximum	Actual	% of Target

Ajay S. Banga	$675,000	$1,350,000	$3,375,000	$1,900,000	141%

Martina Hund-Mejean	$275,000	$550,000	$1,375,000	$770,000	140%

Chris A. McWilton	$316,250	$632,500	$1,581,250	$825,000	130%

Gary J. Flood	$287,500	$575,000	$1,437,500	$800,000	139%

Walter M. Macnee	$287,500	$575,000	$1,437,500	$825,000	143%

In light of his significant contributions to MasterCard and the successful transition of the CEO role to Mr. Banga, the bonus for Robert W. Selander, who was the Company’s Chief Executive Officer until July 2010, was paid under the Company’s annual incentive plan (for non-executives), paid out at 140% of target ($2,100,000). Mr. Selander’s threshold, target and maximum payout for 2010 are set forth in the “Grants of Plan-Based Awards in 2010” table.

Long-Term Incentive. The Compensation Committee uses equity grants as the primary means of providing long-term incentives to our named executive officers. Equity grants are generally established between the median and the 75th percentile of the peer group at the original grant price. Restricted stock units, or RSUs, performance stock units, or PSUs, and non-qualified stock options were granted to employees and executives of the Company in March 2010 during the annual grant cycle. Named executive officers received only PSUs and stock options during 2010, with the exception of Mr. Banga. In connection with being named the CEO to succeed Mr. Selander, Mr. Banga received a separate RSU grant of 12,000 units on July 1, 2010, in addition to his annual grant in March. Information regarding these awards is set forth in the “Grants of Plan-Based Awards in 2010” table.

Named executive officer participation in the long-term incentive plan is conditional upon participants signing a non-solicitation and non-competition agreement with the Company that is effective for the greater of 12 months after termination from the Company or the remaining vesting period of any award held by such participant who has retired.

The Compensation Committee determined that for the 2010 annual grant, all named executive officers should receive a long-term incentive award that was composed of 50% in value in stock options and 50% in value in PSUs. In making its determination on what type of awards to grant, the Compensation Committee considered (1) peer group information, (2) trends in long-term grants, (3) the deductibility of stock options and PSUs under Section 162(m) of the Internal Revenue Code for performance-based compensation, (4) the effects of pertinent accounting standards on the Company’s accounting for stock-based payments, and (5) the effect of having the Chief Executive Officer and other named executive officers receive a significant portion of their total direct compensation in equity awards to motivate and provide an incentive for these officers and to align their interests with those of our stockholders.

The Compensation Committee determined to utilize PSUs as part of 2010 long-term compensation for named executive officers because the Compensation Committee desired to (1) tie some long-term incentive compensation to the achievement of the Company’s long-term objectives, (2) have the value of the award upon vesting determined by performance against specified objectives rather than solely dictated by the Company’s future stock price, and (3) provide an award to the named executive officers that could be deductible under Section 162(m) of the Internal Revenue Code as performance-based compensation. Ultimately, the Compensation Committee determined to use an equal split of stock options and PSUs because it believed that equity compensation should be equally dependent upon stock price appreciation and upon the successful achievement of specified financial results.

Whether, and the extent to which, the PSUs awarded in 2010 vest will be determined based on the Company’s performance against a predetermined return on equity goal, with an average of return on equity over the three-year period commencing January 1, 2010 against threshold, target and maximum performance goals. In the event the PSUs do vest on February 28, 2013, the ultimate number of shares to be issued on the vesting date will be based on performance over the three-year period (commencing January 1, 2010) against the average of a return on equity goal, with a reduction, if any, determined at the discretion of the Compensation Committee using the corporate scorecard, which comprises quantitative and qualitative goals that are established at the beginning of each year during the performance period. The corporate scorecard includes goals for net income and operating margin improvement and is based upon a range of assumptions used in the Company’s budgeting process. The Compensation Committee does not perform any specific analysis on the probability of achievement of the performance goals; however, it relies upon its experience and collective business judgment in establishing the goals.

When the Compensation Committee authorized the PSU awards for the 2010-12 performance period, it established return on equity goals to be used at the end of the performance period to determine the ultimate number of shares to be issued at the end of the performance period. In addition, the Compensation Committee determined to establish quantitative and qualitative objectives (to be included in the corporate scorecard) at the beginning of each of the three years in the performance period. The Compensation Committee believes that target performance against the return on equity goal and the objectives in the corporate scorecard are attainable, yet provide appropriate incentives for management to continue to grow and diversify the Company in geographic markets with diverse product offerings. The Compensation Committee believes that achievement of maximum performance goals against the return on equity goal and the corporate scorecard would require exceptional corporate performance in each year of the three-year performance period. In its financial statements for the year ended December 31, 2010, the Company began accruing the PSU awards made in 2010 at an amount between target and maximum performance level based on the Company’s assessment of its obligations, including after quantitative and qualitative considerations of actual and forecasted results compared to the return on equity goal and the performance targets for net income and operating margin improvement that were part of the corporate scorecard for these awards as of December 31, 2010. As a result, columns (i) and (j) in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table that follows this section reflect the estimated number of PSUs granted on March 1, 2010, corresponding to the number of shares that would be issued at maximum performance level. The actual number of PSUs and actual payout value of unearned shares has not been determined and will be determined based on the Company’s performance over the three-year performance period ending December 31, 2012.

Role of Executive Officers in Compensation Decisions

Compensation decisions for the named executive officers for the current year are generally discussed in the fourth quarter of the prior year. The decisions are then approved in the first quarter of the current year, when earnings for the prior year have been finalized and the related fiscal year-end financial statements have been audited.

In connection with annual compensation decisions for named executive officers, our Chief Executive Officer discusses with the Compensation Committee the Company’s performance for the year. He then provides a summary of business unit and individual performance, their impact on the corporate scorecard and an assessment of each other named executive officer’s potential and core competencies. Using information compiled and supplied by the compensation consultant, including peer group compensation information, our Chief Executive Officer presents compensation recommendations for the named executive officers other than himself to the Compensation Committee for its review and discussion. The compensation consultant provides background information on how the peer group data has been generated and discusses the competitive positioning of each executive versus comparable executives in the peer group. When the discussion relates to the Chief Executive Officer’s performance and compensation, the Chief Executive Officer meets with the Board of Directors to discuss his own performance and to outline his challenges and successes for the year. The Chief Executive Officer is then excused from the meeting, and the Chairman of the Compensation Committee then leads a discussion among the full Board of Directors (other than the Chief Executive Officer) on the Chief Executive Officer’s performance and compensation. The Chairman of the Compensation Committee considers input from the Board prior to making a recommendation to the Compensation Committee concerning the Chief Executive Officer’s base salary, annual incentive target and long-term incentive target for the ensuing year, the amount of bonus earned for the most recently-completed year and the amount of PSUs that should vest for the most recently-completed period. The Compensation Committee also receives information from the compensation consultant, which includes CEO compensation information from the peer group companies. The Compensation Committee then meets in private to evaluate recommendations and ultimately makes preliminary compensation determinations for the named executive officers (including the Chief Executive Officer), which are conditioned and become final upon a satisfactory outcome of the year-end financial statement audit. Only the Chief Executive Officer discusses or makes a recommendation to the Compensation Committee concerning compensation of the named executive officers.

Other Compensation

Perquisites. For 2010, perquisite allowances were approved in the same amounts (per position) as prior years. The Compensation Committee has determined that perquisite allowances providing a discretionary amount to spend are the most effective delivery mechanism because they provide flexibility to the executive and are excluded from ordinary compensation for the purposes of determining benefits or bonuses. Additionally, the Compensation Committee determined that for productivity and security purposes, Mr. Banga be allowed to use a Company-leased automobile with driver for commuting purposes. This enables Mr. Banga to make more efficient use of his time, while providing him with a higher level of safety and personal security. Additionally, Mr. Banga is also permitted limited use of the Company-leased aircraft for personal travel. Mr. Banga reimburses the Company for any personal use of the airplane in accordance with Internal Revenue Service guidelines regarding the amount of income that would otherwise be recognized by him. In 2010, Mr. Selander was also permitted to use the Company-leased aircraft for personal flights on a limited basis. The Compensation Committee continues to evaluate perquisites annually. For more information on perquisites provided to our named executive officers, refer to the “All Other Compensation in 2010” table.

Deferred Compensation. In 2010, all U.S. employees, including the named executive officers, who exceeded an annual base salary threshold of $170,000 during 2009, were eligible to defer a portion of future compensation into a non-qualified deferred compensation arrangement, referred to as the MasterCard Incorporated Deferral Plan. None of the named executive officers elected to defer compensation in 2010.

Additionally, awards of RSUs from prior year grants that are not forfeitable by, and have not been released to, named executive officers are considered deferred compensation. Information regarding these payments can be found in the “Nonqualified Deferred Compensation in 2010” table that follows this Compensation Discussion and Analysis.

Profit Sharing. In 2010, all U.S. employees, including the named executive officers, were eligible to participate in the MasterCard Incorporated Shared Profit Plan (the “SPP”). The SPP rewards all eligible employees for their contributions toward MasterCard’s profitability during the year. Based upon a qualitative assessment (including a review of financial performance), the Compensation Committee determines profit sharing payments on an annual basis. Payment is a percentage of an individual employee’s base salary and, pursuant to the terms of the SPP, can range from 0 - 10% of such base salary. For 2010, the profit sharing payment was 7.5% of each eligible individual employee’s base salary.

Other Benefits. The Company maintains several other benefit plans and programs in which named executive officers may be eligible to participate. These plans and programs include (1) the MasterCard Accumulation Plan (the “MAP”), (2) the MasterCard Savings Plan (the “Savings Plan”), (3) the Restoration Program, (4) the Supplemental Executive Retirement Plan (the “SERP”) and (5) our health and welfare programs. The Compensation Committee is responsible for reviewing specific benefit arrangements for named executive officers and other key employees to determine competitiveness in the market, as well as to ensure that these programs are consistent with management’s objectives to attract, retain and motivate high-performing employees.

The MAP is a tax-qualified defined benefit pension plan that provides benefits using a cash balance formula. Prior to July 1, 2007, all U.S. employees of the Company, including named executive officers, generally were eligible to participate in this plan. MasterCard eliminated the MAP for all new hires after June 30, 2007 and froze the pay credit level (which is the credited percentage of a participant’s eligible compensation) for all existing employees at that date. In September 2010, pay credit levels were reduced to either 8% or 4% for all employees effective January 1, 2011. Employees whose pay credit level from July 1, 2007 through December 31, 2010 was either 14%, 12% or 10% will receive an 8% pay credit during 2011. Employees at the 8%, 5.75% or 4.5% pay credit level from July 1, 2007 through December 31, 2010, will receive a 4% pay credit during 2011. Effective January 1, 2012, all employees will receive a 4% pay credit. Effective January 1, 2013, pay credits to MAP will cease for all employees. Plan participants will continue to earn interest credits.

The Savings Plan is a 401(k) retirement plan for U.S. employees, including named executive officers. For 2010, the components of the plan include employee contributions on a before-tax, Roth and/or after-tax basis and an employer matching contribution. Employees hired after June 30, 2007, including Mr. Banga and Ms. Hund-Mejean, are eligible for an enhanced 401(k) match (employer matching contribution equal to 125% of employee before-tax, Roth and/or after-tax contributions, up to 6% of eligible compensation per pay period). Employees previously participating in the MAP (those who were hired prior to July 1, 2007, including each of the other named executive officers) continue to receive an employer matching contribution equal to 100% of employee contributions, up to 6% of eligible compensation per pay period. Eligible compensation in the Savings Plan is limited to base salary, up to the limit on compensation under Section 401(a)(17) of the Internal Revenue Code, which was $245,000 in 2010. Effective January 1, 2012, all employees will be eligible to receive an annual, non-elective, discretionary Company contribution of up to 1.25% of base salary into their Savings Plan account, to be paid in the first quarter of 2013. Additionally, as of January 1, 2013 and in conjunction with the elimination of pay credits under MAP, all Savings Plan participants will receive an employer matching contribution of 125% of employee before-tax, Roth and/or after-tax contributions, up to 6% of eligible compensation per pay period.

The Restoration Program is an arrangement for certain highly-compensated employees, including the named executive officers, that provides for annual taxable payments intended to restore benefits that could not be earned under the MAP and Savings Plan due to limits imposed by the Internal Revenue Code. Section 415 of the Internal Revenue Code generally limits the annual benefits that can be earned or paid under the MAP ($195,000 in 2010) and annual contributions that may be credited to a participant’s account under the Savings Plan ($49,000 in 2010). Section 401(a)(17) of the Internal Revenue Code limits the annual compensation that can be used to calculate annual pay credits under the MAP and annual contributions to the Savings Plan ($245,000 in 2010). Under the Restoration Program, actively employed eligible employees receive an annual payment that is intended to approximately restore, for a calendar year, the difference between (1) the pay credits under the MAP and employer matching contributions in the Savings Plan an employee could have earned in the absence of the limits imposed by the Internal Revenue Code and (2) the pay credits and employer matching contributions actually earned under the MAP and the Savings Plan.

The Company also maintains the SERP, a defined benefit pension plan, for three executives who participate in the MAP. With the retirement of Mr. Selander in 2010, participation in the SERP is restricted to two executive officers. The SERP in 2010 provided that participants who have a vested benefit may receive a benefit following termination of employment equal to a designated percentage of the participant’s final 48-month average base pay (determined as of the termination date), that is the lump sum actuarial equivalent of a life annuity for the life of a participant, reduced by (1) a benefit under a hypothetical prior employer benefit plan, (2) the benefits earned under the MAP as of the termination date, (3) the portion of the benefit under the Restoration Program as of the termination date related to the MAP benefit and (4) estimated Social Security. The designated percentage of the final 48-month average base pay is 80% for the two participants. The designated percentage of the final 48-month average base pay was 100% for Mr. Selander. To the extent that the offsets are greater than the aggregate SERP benefit, a participant would not receive a payout under the SERP. Participants in the SERP generally vest in their benefits upon the attainment of age 60 and four years of SERP participation.

The SERP was implemented prior to MasterCard’s initial public offering in May 2006 and prior to MasterCard’s decision to grant equity to its executives. The Compensation Committee approved a recommendation in February 2008 to discontinue the SERP. The participants in the SERP as of February 2008 remain active in the plan and retain their right to receive their vested balances in accordance with the terms of the SERP. For more information on the MAP and the SERP, see the section entitled “Pension Benefits in 2010” that follows this Compensation Discussion and Analysis.

Stock Option Grant Practices

The Compensation Committee has adopted a policy with respect to equity awards that contains procedures to prevent stock option backdating or other timing issues. Under the policy, the Compensation Committee has exclusive authority to grant equity awards to our named executive officers and other employees. The policy provides that annual equity grants to employees will be approved by the Compensation Committee at a meeting prior to March 1 each year, with the dollar amounts for such awards to be set at such meeting and grants to be made effective as of, and with an exercise price reflecting the closing price of the stock on, March 1 each year. If March 1 falls on a weekend, the exercise price for any stock options granted will be the closing price of our Class A Common Stock on the NYSE on the last business day prior to March 1. Grants of equity awards to new employees or to reflect promotions or other special events may be made at other times in the year. Under the Company’s insider trading policy, named executive officers, other employees with access to material non-public information about the Company and directors are prohibited from engaging in transactions in the Company’s securities during blackout periods (other than in accordance with a Rule 10b5-1 trading plan), and the Compensation Committee’s policy with respect to option grants that occur on dates other than March 1 is consistent with the Company’s insider trading policy.

Stock Ownership Guidelines; Hedging Prohibition

The Compensation Committee adopted stock ownership guidelines in December 2006 for the purpose of aligning the interests of named executive officers and key employees with the interests of stockholders. The ownership guidelines cover approximately 75 key managers and executives, including the named executive officers. The guidelines call for ownership of one to six times the individual’s base salary in Company stock. Under the guidelines, Mr. Banga is expected to hold at least six times his base salary in Company stock, and the other named executive officers are expected to hold at least four times their base salary in Company stock. For purposes of these guidelines, shares of the Company’s common stock held directly or indirectly by the named executive officer are included; however, restricted stock, RSUs, PSUs and unexercised stock options held by the named executive officer are excluded. Each active employee at the time the guidelines were established was given three years to attain these ownership levels and new hires and promotions are given five years to attain these ownership levels. The guidelines are waived once an executive reaches the age of 62. In general, the Compensation Committee does not consider any previous awards when determining the compensation of the named executive officers. Compliance with the ownership guidelines is, however, reviewed annually. If an executive officer does not meet the stock ownership guidelines described above, the Compensation Committee may direct a larger percentage of the executive officer’s future compensation into equity-based compensation.

Under the Company’s Code of Conduct, employees are not permitted to hedge their economic exposure to the Company’s stock that they own, meaning that employees may not engage in trading in or writing options; buying puts, calls or other derivative securities; short selling or similar types of transactions in the Company’s securities.

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which requires that public companies meet specific criteria in order to deduct, for federal income tax purposes, compensation over $1,000,000 paid to the Chief Executive Officer and the three highest compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. Compensation paid under the SEAICP and stock options and PSUs awarded as part of our long-term incentive compensation are generally intended to be fully deductible for federal income tax purposes. The Compensation Committee continues to use RSUs, which are not deductible under Section 162(m), on a limited basis. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent needed for the Company’s success. Consequently, as it did in 2010, in any year the Compensation Committee may authorize compensation in excess of $1,000,000 that is not performance-based under Section 162(m). The Compensation Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

2011 Compensation Decisions

On February 7, 2011, the CEO recommended, and the Compensation Committee approved, raises in base salary for selected named executive officers in 2011 using the methodology discussed above. Additionally, the Compensation Committee approved performance targets for the year ending December 31, 2011 that will be used to determine funding for cash bonus awards that may be paid to named executive officers under the SEAICP. The funding for cash bonus awards for 2011 under the SEAICP will be based on the Company’s actual achievement against predetermined net income and net revenue targets. A net revenue target was substituted for the operating margin target used in previous years because the Compensation Committee and management believe that increasing year-over-year net revenues is an important metric for assessing management’s performance in achieving continued Company growth. The amount of the payout for each of the SEAICP participants will then be based upon achievement of pre-determined quantitative and qualitative corporate performance goals included on the corporate scorecard. The goals of the corporate scorecard are discussed above under “Program Elements - Annual Incentive.” The Compensation Committee believes that it established meaningful incentives for management with quantitative and qualitative performance goals set forth in the corporate scorecard, where target performance (which the Compensation Committee believed to be reasonably attainable) was established based upon internal budgets, the outlook for the economy, past Company performance and corporate objectives in geographic markets and product offerings. Additionally, as part of its qualitative analysis, the Compensation Committee considers relative performance against competitors in assessing corporate performance for the year. The Compensation Committee set the 2011 annual incentive awards (as a percentage of base salary) under the SEAICP for each of our continuing named executive officers as follows:

Name	Threshold	Target	Maximum

Ajay S. Banga	75%	150%	375%

Martina Hund-Mejean	50%	100%	250%

Chris A. McWilton	57.5%	115%	287.5%

Gary J. Flood	57.5%	115%	287.5%

Walter M. Macnee	57.5%	115%	287.5%

Additionally, on March 1, 2011, the Compensation Committee granted the following aggregate dollar amounts of stock options and PSUs under our long-term incentive plan to each of our continuing named executive officers:

Name	Stock Options	Performance Stock Units	Total

Ajay S. Banga	$2,475,000	$2,475,000	$4,950,000

Martina Hund-Mejean	$625,000	$625,000	$1,250,000

Chris A. McWilton	$625,000	$625,000	$1,250,000

Gary J. Flood	$675,000	$675,000	$1,350,000

Walter M. Macnee	$625,000	$625,000	$1,250,000

The stock option awards have an exercise price of $240.36 per share, which was the closing price of the Company’s Class A Common Stock on the NYSE on March 1, 2011, and vest in four equal annual installments beginning on March 1, 2012. The stock option awards have a term of ten years. The number of PSUs awarded was converted from the dollar amount shown above based on a per share price of $240.36. Named executive officers will not receive dividend equivalents with respect to the PSU awards prior to vesting. Vesting of the shares underlying the PSUs will occur on February 28, 2014. The ultimate number of shares to be released on the vesting date will be based on meeting or exceeding average annual return on equity goals and achievement of quantitative and qualitative goals determined by the Compensation Committee over the performance period, which includes performance against the corporate scorecard. The PSU awards made in 2011 have similar features to the PSU awards made in 2010.

Severance Agreements

The Company has entered into employment agreements with Mr. Banga, Ms. Hund-Mejean and Mr. McWilton, which provide severance under specified circumstances. Mr. Flood and Mr. Macnee are covered by the existing severance and change-in-control programs for key executives.

When making compensation decisions for the named executive officers, the Compensation Committee generally does not consider the potential payments that may be made in the future to the named executive officers in the event of termination of employment or a change in control. The employment agreements provide a general framework for compensation, and generally set minimum levels of compensation, job responsibilities and severance arrangements governing the obligations of the parties following a termination of employment or a change in control of the Company. The potential severance payments to named executive officers were approved as part of the employment agreement with the named executive officer after consideration by the Company of the need to attract key employees, preserve employee morale and encourage retention in the face of a potential disruptive impact of a termination of employment or a change in control of the Company. In addition, the Company believes that the severance payments provide an appropriate incentive for the executive to comply with the non-competition, non-solicitation and confidentiality restrictions following a termination of employment. Moreover, the benefits provided to the named executive officers in the event of a change in control of the Company are designed to allow the executives to assess takeover bids objectively, without regard to potential impact on them.

For a further discussion of these severance arrangements, refer to the section entitled “Potential Payments Upon Termination or Change-in-Control” that follows this Compensation Discussion and Analysis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

David R. Carlucci, Chairman
Silvio Barzi
Marc Olivié
José Octavio Reyes Lagunes

(April 2011)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever served as an officer or employee of the Company or had any disclosable related person transaction in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned for 2010, 2009 and 2008 by each of the individuals who served as our principal executive officer, our principal financial officer and the three other most highly compensated executive officers during the year ended December 31, 2010 (collectively, the “named executive officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)

Ajay S. Banga	2010	$850,000	$2,123,906	$4,632,491	$2,200,131	$1,900,000	$–		$149,286	(5)	$11,855,814
President and Chief Executive Officer	2009	$269,744	$2,100,000	$4,900,089	$2,400,006	$1,620,000	$–		$57,266		$11,347,105

Robert W. Selander	2010	$1,000,000	$10,075,000	$2,750,056	$2,749,909	$2,100,000	$799,935	(6)	$542,483	(5)	$20,017,383
Former Chief Executive Officer	2009	$1,000,000	$76,000	$2,750,038	$2,750,058	$2,100,000	$1,093,399		$562,080		$10,331,575
	2008	$983,333	$68,833	$2,750,060	$2,750,157	$2,220,000	$994,051		$597,099		$10,363,533

Martina Hund-Mejean	2010	$541,667	$40,625	$550,197	$550,118	$770,000	$–		$70,304	(5)	$2,522,911
Chief Financial Officer	2009	$500,000	$38,000	$500,007	$499,935	$675,000	$–		$59,802		$2,272,744
	2008	$500,000	$1,229,375	$500,080	$500,143	$780,000	$–		$50,350		$3,559,948

Chris A. McWilton	2010	$550,000	$41,250	$550,197	$550,118	$825,000	$434,988	(6)	$105,479	(5)	$3,057,032
President, U.S. Markets	2009	$550,000	$41,800	$550,102	$549,956	$700,000	$251,455		$109,517		$2,752,830
	2008	$541,667	$37,917	$550,050	$550,094	$800,000	$171,445		$107,525		$2,758,698

Gary J. Flood	2010	$500,000	$37,500	$550,197	$550,118	$800,000	$50,886	(6)	$170,877	(5)	$2,659,578
President, Global Products and Solutions	2009	$500,000	$38,000	$500,007	$499,935	$700,000	$49,306		$176,406		$2,463,654
	2008	$500,000	$35,000	$500,080	$500,143	$750,000	$47,087		$240,473		$2,572,783

Walter M. Macnee	2010	$500,000	$37,500	$550,197	$550,118	$825,000	$12,675	(6)	$116,838	(5)	$2,592,328
President, International Markets

(1)	For Mr. Banga in 2010, amount represents (a) a pro-rated profit sharing payment pursuant to the SPP and (b) the portion of Mr. Banga’s signing bonus of $2,100,000 paid to him in 2010. For Mr. Selander in 2010, amount represents (a) a profit sharing payment pursuant to the SPP and (b) the special retention payment of $10,000,000 paid to him in 2010 (as described in the section entitled “Potential Payments Upon Termination or Change-in-Control” below). For Messrs. McWilton, Flood and Macnee, for Mr. Selander in 2008 and 2009, and for Ms. Hund-Mejean in 2009 and 2010, amount represents profit sharing payment pursuant to the SPP. For Mr. Banga in 2009, amount represents the portion of Mr. Banga’s signing bonus paid to him in September 2009. For Ms. Hund-Mejean in 2008, amount represents (a) a one-time signing bonus in the amount of $1,225,000 paid to Ms. Hund-Mejean in January 2008 and (b) a pro-rated profit sharing payment pursuant to the SPP.
(2)	Represents the aggregate grant date fair value of stock-based awards made to each named executive officer, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB Topic 718”), previously known as FASB Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“FAS 123R”). Except for Mr. Banga, each amount represents aggregate grant date fair value reported for stock-based awards made with performance conditions. For Mr. Banga in 2009, amount represents aggregate grant date fair value for a grant of restricted stock units, which were not subject to performance conditions. For Mr. Banga in 2010, amount represents aggregate grant date fair value reported for both (x) stock-based awards made with performance conditions and (y) a grant of restricted stock units which were not subject to performance conditions. Aggregate grant date fair value reported for stock-based awards made with performance conditions are based on target performance, which was the probable outcome of the performance conditions as of the grant date. Assuming maximum performance level were to be achieved with respect to awards with performance conditions, the aggregate grant date fair value of the stock-based awards granted to each of the named executive officers as of the grant date are as follows: (a) for 2010 awards: Mr. Banga - $4,400,182; Mr. Selander - $5,500,112; Ms. Hund-Mejean - $1,100,394; Mr. McWilton - $1,100,394; Mr. Flood - $1,100,394; Mr. Macnee - $1,100,394; (b) for 2009 awards: Mr. Selander - $5,500,076; Ms. Hund-Mejean - $1,000,014; Mr. McWilton - $1,100,204; Mr. Flood - $1,000,014; (c) for 2008 awards: Mr. Selander - $5,500,120; Ms. Hund-Mejean - $1,000,160; Mr. McWilton - $1,100,100; Mr. Flood - $1,000,160. Assumptions used in the calculation are included in footnote 18 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Form 10-K.
(3)	Represents the aggregate grant date fair value of stock option awards computed in accordance with FASB Topic 718 made to each named executive officer. Assumptions used in the calculation are included in footnote 18 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Form 10-K.
(4)	Amount represents performance-based incentive compensation paid in March of the next fiscal year but earned by the named executive officers in the year indicated pursuant to the SEAICP, except as for Mr. Selander in 2010, which was paid pursuant to the Company’s Annual Incentive Compensation Plan (“AICP”), due to Mr. Selander’s status at December 31, 2010 as a retiree.
(5)	See the All Other Compensation in 2010 table following the Summary Compensation Table for information with respect to this amount.
(6)	Amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under the MAP and the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Amounts reflect: (a) changes to SERP in 2010 (Mr. Selander—$752,000; Mr. McWilton—$420,000) and (b) increases to MAP balances in 2010 (Mr. Selander—$47,935; Mr. McWilton—$14,988; Mr. Flood—$50,886; Mr. Macnee—$12,675).

ALL OTHER COMPENSATION IN 2010

The following table sets forth certain information with respect to the “All Other Compensation” column of the Summary Compensation Table for 2010 for the named executive officers.

Name (a)	Perquisites & Other Personal Benefits (b)(1)	Registrant Contributions to Defined Contribution Plans (c)(2)	Insurance Premiums (d)(3)	Tax Reimbursements (e)
Ajay S. Banga	$110,834	$37,300	$1,152	$–

Robert W. Selander	$126,443	$402,600	$13,440	$–

Martina Hund-Mejean	$25,000	$44,584	$720	$–

Chris A. McWilton	$26,000	$78,225	$1,254	$–

Gary J. Flood	$25,000	$144,600	$1,277	$–

Walter M. Macnee	$46,098	$69,600	$1,140	$–

(1)	Amounts represent (a) payment in lieu of perquisites (Mr. Banga—$35,000; Mr. Selander—$45,000; Ms. Hund-Mejean and Messrs. McWilton, Flood and Macnee—$25,000 each), (b) aggregate incremental cost to the Company of $1,860 with respect to personal use by Mr. Selander of a car service, (c) aggregate incremental cost to the Company for personal use of a leased corporate aircraft by Mr. Banga of $17,523 and Mr. Selander of $79,583, which is based on the variable costs to the Company for operating the aircraft and includes fuel costs, hourly flight charges, associated taxes and flat fees. (In addition, family members of both Mr. Banga and Mr. Selander accompanied them on business travel on the corporate aircraft on a small number of occasions in 2010. On those occasions, the Company was reimbursed in accordance with IRS guidelines with respect to family member travel. Family travel resulted in no incremental cost to the Company. Generally, incremental costs associated with the personal use of a leased corporate aircraft are not deductible for income tax purposes.), (d) personal use of certain event tickets by Messrs. Banga and McWilton on a small number of occasions during 2010, (e) aggregate incremental cost to the Company of $54,417 with respect to personal use of a leased car by Mr. Banga, which is based on lease payments made in 2010, driver compensation, insurance premiums and fuel expense (the resulting total is allocated between personal and business use based on mileage), (f) expenses incurred when a family member of Mr. Banga accompanied him on a business trip and (g) personal tax and related services provided by a third party to Mr. Macnee of $19,098.
(2)	Amounts represent (a) matching contributions under the 401(k) matching component of the Savings Plan (for Mr. Banga—$18,375; Messrs. Selander, McWilton, Flood and Macnee—$14,700 each; Ms. Hund-Mejean—$18,375) and (b) Company contributions to the Restoration Program (Mr. Banga—$18,925; Mr. Selander—$387,900; Ms. Hund-Mejean—$26,209; Mr. McWilton—$63,525; Mr. Flood—$129,900; Mr. Macnee—$54,900).
(3)	Amounts represent 2010 premiums paid by the Company for executive life insurance coverage.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table sets forth certain information with respect to awards granted during the year ended December 31, 2010 to each of our named executive officers.

Name (a)	Grant Date (b)	Date of Action (1)(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)(4)	Exercise or Base Price of Option Awards ($ / Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)(5)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Ajay S. Banga	3/1/2010	2/1/2010									25,948	$232.74	$2,200,131
	3/1/2010	2/1/2010				4,727	9,453	18,906					$2,200,091
	7/1/2010	4/12/2010							12,000	(6)			$2,432,400
		4/12/2010	$675,000	$1,350,000	$3,375,000

Robert W. Selander	3/1/2010	2/1/2010									32,432	$232.74	$2,749,909
	3/1/2010	2/1/2010				5,908	11,816	23,632					$2,750,056
		2/1/2010	$750,000	$1,500,000	$3,750,000

Martina Hund-Mejean	3/1/2010	2/1/2010									6,488	$232.74	$550,118
	3/1/2010	2/1/2010				1,182	2,364	4,728					$550,197
		2/1/2010	$275,000	$550,000	$1,375,000

Chris A. McWilton	3/1/2010	2/1/2010									6,488	$232.74	$550,118
	3/1/2010	2/1/2010				1,182	2,364	4,728					$550,197
		2/1/2010	$316,250	$632,500	$1,581,250

Gary J. Flood	3/1/2010	2/1/2010									6,488	$232.74	$550,118
	3/1/2010	2/1/2010				1,182	2,364	4,728					$550,197
		2/1/2010	$287,500	$575,000	$1,437,500

Walter M. Macnee	3/1/2010	2/1/2010									6,488	$232.74	$550,118
	3/1/2010	2/1/2010				1,182	2,364	4,728					$550,197
		2/1/2010	$287,500	$575,000	$1,437,500

(1)	On February 1, 2010, the Compensation Committee approved grants of stock options and PSUs under the Company’s 2006 Long Term Incentive Plan (the “LTIP”) to the specified named executive officer to be made on March 1, 2010. On April 12, 2010, the Compensation Committee also approved a grant of RSUs under the LTIP made on July 1, 2010 to Mr. Banga. The grants of stock options were approved by the Compensation Committee and made in accordance with the Company’s policy for grants of stock options. See “Stock Option Grant Practices” in the Compensation Discussion and Analysis that precedes these tables.
(2)	On February 1, 2010, the Compensation Committee established threshold, target, and maximum payouts for all named executive officers under our SEAICP for 2010. Actual payout amounts under the SEAICP for 2010 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See “Program Elements-Annual Incentive” in the Compensation Discussion and Analysis that precedes these tables.
(3)	Represents an award of PSUs on March 1, 2010. The PSUs vest in full, if at all, on February 28, 2013. However, for Mr. Selander, who was retirement-eligible on the date of grant, no further service is required to retain the award. The actual number of PSUs and actual payout value of unearned shares with respect to the PSU awards granted on March 1, 2010 has not been determined and will be determined based on the Company’s performance over the three-year period ending December 31, 2012.
(4)	Represents a grant of stock options having a ten-year term and vesting in 25% increments on each of March 1, 2011, 2012, 2013 and 2014.
(5)	Represents the grant date fair value in accordance with FASB Topic 718. Assumptions used in the calculation of this amount are included in footnote 18 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Form 10-K. PSUs are reflected at target value.
(6)	Represents an award of RSUs to Mr. Banga on July 1, 2010. The RSUs vest in full on June 30, 2014.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth certain information with respect to all outstanding option awards and stock awards held by each of our named executive officers at December 31, 2010.

Name (a)	Stock Option Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(2)
Ajay S. Banga							29,609	(4)	$6,635,673	18,906	$4,237,024
	9/21/2009(5)	9,854	19,710	–	$222.62	9/21/2019
	3/1/2010(6)	–	25,948		$232.74	3/1/2020

Robert W. Selander							28,948		$6,487,536	58,436	$13,096,092
	5/25/2006(7)	48,075	–	–	$39.00	5/25/2016
	3/1/2007(8)	47,265	15,755	–	$106.29	3/1/2017
	3/1/2008(9)	17,508	17,508	–	$190.00	3/1/2018
	3/1/2009(10)	9,951	29,853	–	$158.03	3/1/2019
	3/1/2010(6)	–	32,432	–	$232.74	3/1/2020

Martina Hund-Mejean							5,264		$1,179,715	11,056	$2,477,760
	12/5/2007(11)	7,500	2,500	–	$200.07	12/5/2017
	3/1/2008(9)	3,184	3,184	–	$190.00	3/1/2018
	3/1/2009(10)	1,809	5,427	–	$158.03	3/1/2019
	3/1/2010(6)	–	6,488	–	$232.74	3/1/2020

Chris A. McWilton							5,790		$1,297,597	11,690	$2,619,846
	3/1/2007(8)	–	3,151	–	$106.29	3/1/2017
	3/1/2008(9)	3,502	3,502	–	$190.00	3/1/2018
	3/1/2009(10)	1,990	5,970	–	$158.03	3/1/2019
	3/1/2010(6)	–	6,488	–	$232.74	3/1/2020

Gary J. Flood							5,264		$1,179,715	11,056	$2,477,760
	3/1/2007(8)	–	2,678	–	$106.29	3/1/2017
	3/1/2008(9)	3,184	3,184	–	$190.00	3/1/2018
	3/1/2009(10)	1,809	5,427	–	$158.03	3/1/2019
	3/1/2010(6)	–	6,488	–	$232.74	3/1/2020

Walter M. Macnee							5,264		1,179,715	11,056	$2,477,760
	5/25/2006(7)	4,904	–	–	$39.00	5/25/2016
	3/1/2007(8)	2,678	2,678	–	$106.29	3/1/2017
	3/1/2008(9)	3,184	3,184	–	$190.00	3/1/2018
	3/1/2009(10)	1,809	5,427	–	$158.03	3/1/2019
	3/1/2010(6)	–	6,488	–	$232.74	3/1/2020

(1)	For each individual other than Mr. Banga, represents a number of PSUs granted on March 1, 2008, which vest, if at all, on February 28, 2011, each of which corresponds to the number of shares that would be issued at maximum performance level of 200% because actual performance through December 31, 2010 was either at maximum level or was between target and maximum levels. As of December 31, 2010, the actual number of PSUs and actual payout value of unearned shares with respect to the PSU awards granted on March 1, 2008 had not been determined, but were determined on February 28, 2011 at the maximum performance level of 200% based on the Company’s performance over the three-year performance period ending December 31, 2010.
(2)	Value is based on the December 31, 2010 per share closing market price of $224.11 of our Class A Common Stock on the NYSE.
(3)	For Messrs. Selander, McWilton, Flood and Macnee and Ms. Hund-Mejean, represents (a) a number of PSUs granted on March 1, 2010, which vest, if at all, on February 28, 2013 and (b) a number of PSUs granted on March 1, 2009, which vest on February 29, 2012. For Mr. Banga, represents PSUs granted on March 1, 2010, which vest on February 28, 2013 and which corresponds to the number of shares that would be issued at maximum performance level because actual performance through December 31, 2010 was either at maximum level or was between target and maximum levels. The actual number of PSUs and actual payout value of unearned shares with respect to the PSU awards granted on each of March 1, 2009 and March 1, 2010 has not been determined and will be determined based on the Company’s performance over the three-year performance periods ending December 31, 2011 and December 31, 2012, respectively.
(4)	Represents (a) RSUs awarded to Mr. Banga on September 21, 2009, which vest in 20% increments on each of September 21, 2010 and 2011, and the remaining 60% vests on September 21, 2012 and (b) RSUs awarded to Mr. Banga on July 1, 2010, which vest in full on June 30, 2014.
(5)	Represents stock options granted to Mr. Banga on September 21, 2009. The stock options vest in 33.33% increments on each of March 21, 2010, 2011, and 2012.
(6)	Represents stock options granted during 2010. The stock options vest in 25% increments on each of March 1, 2011, 2012, 2013 and 2014. See the Grants of Plan-Based Awards in 2010 table for more information on stock options granted in 2010.
(7)	Represents stock options granted during 2006. The stock options vest in 25% increments on each of May 25, 2007, 2008, 2009 and 2010.

(8)	Represents stock options granted during 2007. The stock options vest in 25% increments on each of March 1, 2008, 2009, 2010 and 2011.
(9)	Represents stock options granted during 2008. The stock options vest in 25% increments on each of March 1, 2009, 2010, 2011 and 2012.
(10)	Represents stock options granted during 2009. The stock options vest in 25% increments on each of March 1, 2010, 2011, 2012 and 2013.
(11)	Represents stock options granted to Ms. Hund-Mejean on December 5, 2007. The stock options vest in 25% increments on each of December 5, 2008, 2009, 2010 and 2011.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table sets forth certain information with respect to stock awards that vested for, and stock options which were exercised by, each of our named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)

Ajay S. Banga	–	$–	4,402	$955,520

Robert W. Selander	–	$–	47,042	$10,497,187

Martina Hund-Mejean	–	$–	14,995	$3,535,671

Chris A. McWilton	8,920	$1,350,823	34,416	$8,199,202

Gary J. Flood	7,582	$1,176,796	23,255	$5,630,775

Walter M. Macnee	–	$–	31,204	$7,634,598

(1)	The value realized on exercise is calculated as the number of shares acquired upon exercise, multiplied by the difference between the per share market value on the date of exercise (the average of the high and low market price of our Class A Common Stock on the NYSE on that date), less the option exercise price paid for the shares.
(2)	Represents the number of RSUs and PSUs that vested during 2010.
(3)	Value realized upon vesting based on the average of the high and low market price per share of our Class A Common Stock on the NYSE on the respective vesting date.

PENSION BENEFITS IN 2010

MAP. The Company maintains the MAP to provide retirement income to all U.S. employees, including the named executive officers, who were participants in such plans prior to June 30, 2007. Under the MAP’s cash balance formula, a notional account is established for each participant, to which a percentage of the participant’s eligible compensation is credited, 4.5% for the first four years of service increasing to 12% for the 20th through the 30th year and zero thereafter. Certain participants who were both participants in the MAP and at least 50 years of age on December 31, 2000, are entitled to minimum pay credits of 9%, commencing at age 50, and up to a maximum of 14% at age 60 and older. Eligible compensation means a participant’s base salary and annual cash bonus, up to the limit on compensation under Section 401(a)(17) of the Internal Revenue Code, which was $245,000 in 2010. In addition to the pay credits, a participant’s account under the MAP receives investment credits based on the yield on 30-Year Treasury securities.

In addition to the pay credit described above, the MAP in effect as of December 31, 2010 provides that participants whose base salary and annual cash bonus exceed the limit under Section 401(a)(17) of the Internal Revenue Code, but do not exceed $400,000, receive a pay credit with respect to the amount above the Section 401(a)(17) limit, which is determined in the manner described above, based on the participant’s service or age, as applicable. However, this pay credit will not exceed 28% of the participant’s eligible compensation.

A participant’s vested notional account balance under the MAP generally may be paid at any time (subject to restrictions imposed by the Internal Revenue Code) following termination of employment with the Company for any reason, regardless of the age of the participant. At the participant’s election, the account balance can be paid as a lump sum or in an annuity form that is approximately the actuarial equivalent of the notional account balance.

SERP. The SERP in effect during 2010 provided that:

•

In the event of a participant’s disability, retirement or termination of employment for any reason other than death, in each case, after attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of the net SERP benefit actuarially increased from the date of attainment of age 60 and four years of SERP participation to termination of employment.

•

In the event a participant dies while employed and after attaining age 60 and at least four years of SERP participation, the SERP pays out a lump sum equal to the present value of an immediate net SERP benefit actuarially increased from the date of attainment of age 60 and four years of SERP participation to termination of employment.

The SERP benefit is generally payable six months after a termination of employment. The SERP was amended, effective January 1, 2008, to conform with Section 409A of the Internal Revenue Code and to make certain other changes. Following a review of the SERP by the Compensation Committee during 2007, the Compensation Committee approved a recommendation in February 2008 to discontinue the SERP. The current participants at that time remain active in the plan and retain their right to receive their vested balance in accordance with the terms of the SERP.

The following table shows the present value of accumulated benefits payable to each of our named executive officers, including the number of years of service credited to such named executive officer under the MAP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For the SERP, the pension benefit discount rate used was 6%. Information regarding the MAP and the SERP can be found in the Compensation Discussion and Analysis under the heading “Other Benefits” and in the summary of MAP and SERP benefits in the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefits ($)(1) (d)	Payments During Last Fiscal Year ($) (e)

Ajay S. Banga	MAP	–	$–	$–
	SERP	–	$–	$–

Robert W. Selander	MAP	16	$472,080	$–
	SERP	11	$5,078,000	$–

Martina Hund-Mejean	MAP	–	$–	$–
	SERP	–	$–	$–

Chris A. McWilton	MAP	8	$105,672	$–
	SERP	6	$1,037,000	$–

Gary J. Flood	MAP	24	$542,555	$–
	SERP	–	$–	$–

Walter M. Macnee	MAP	3	$52,032	$–
	SERP	–	$–	$–

(1)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. The SERP amount for each named executive officer vests after four years of service with the Company and upon attainment of the age of 60.

NONQUALIFIED DEFERRED COMPENSATION IN 2010

The following table shows awards that were deemed deferred by our named executive officers, the aggregate earnings and aggregate withdrawals or distributions during the year ended December 31, 2010, and the aggregate balance at December 31, 2010.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(1)	Aggregate Withdrawals/ Distributions ($) (e)(2)	Aggregate Balance at Last FYE ($) (f)

Ajay S. Banga	$–	$–	$–	$–	$–

Robert W. Selander	$–	$–	$(240,066)	$16,169,020	$–

Martina Hund-Mejean	$–	$–	$–	$–	$–

Chris A. McWilton	$–	$–	$–	$–	$–

Gary J. Flood	$–	$–	$–	$–	$–

Walter M. Macnee	$–	$–	$–	$–	$–

(1)	For Mr. Selander, amount represents the following: (a) the decrease in the market value of shares of our Class A Common Stock underlying those RSUs in respect of which shares were delivered during 2010 from the beginning of 2010 through the date of delivery of such shares on December 31, 2010; and (b) dividend equivalents paid on RSUs during 2010. Such RSUs had been considered vested in a prior year. No such earnings are considered above-market or preferential and, accordingly, are not included in the Summary Compensation Table.
(2)	For Mr. Selander, amount represents: (a) the value of the shares of our Class A Common Stock underlying RSUs in respect of which shares were delivered in 2010, which RSUs had been considered vested in a prior year, based on the average of the high and low market price of our Class A Common Stock on the NYSE on the date of delivery; and (b) dividend equivalents paid on RSUs during 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreements

MasterCard International is party to an employment agreement with each of the named executive officers, other than Messrs. Flood and Macnee. We have excluded Mr. Selander from this discussion as he retired from the Company effective December 31, 2010. The payments which Mr. Selander received or is eligible to receive are described immediately following the tables below. The employment agreements for Ms. Hund-Mejean and Messrs. Banga and McWilton, as well as the employment arrangement with Mr. Flood, were previously publicly filed by the Company with the SEC.

Mr. Banga

MasterCard International entered into an employment agreement with Mr. Banga on June 16, 2009 (as well as an offer letter on June 15, 2009), pursuant to which he served as the Company and MasterCard International’s President and Chief Operating Officer. Pursuant to an offer letter which the Company entered into with Mr. Banga on April 12, 2010, Mr. Banga was appointed as Chief Executive Officer of the Company and MasterCard International, effective July 1, 2010. The offer letter sets forth a summary of modifications to Mr. Banga’s then-existing employment agreement, which modifications are also effective as of July 1, 2010. On July 1, 2010, MasterCard International and Mr. Banga entered into an amended and restated employment agreement which is consistent with the terms of the April 11, 2010 offer letter and consolidates the remaining relevant terms of Mr. Banga’s initial employment agreement and offer letter.

Term.

Under Mr. Banga’s agreement, he is to be employed initially for a fixed term through December 31, 2011. The agreement provides for automatic one-year renewals, unless either party gives at least 90-days prior written notice not to renew.

Compensation.

During the term of employment, Mr. Banga will:

•

receive a base salary of $800,000 (which has been increased to $900,000 effective July 1, 2010), which will be reviewed annually by the Compensation Committee and will be subject to increase at the discretion of the Compensation Committee following review of his performance;

•

be eligible to participate in such annual and/or long term bonus or incentive plan(s) generally made available to other employees of MasterCard International at his level, based on performance goals or other criteria, terms and conditions as may be established by MasterCard International; and

•	be eligible to participate in the Company and MasterCard International’s employee compensation or benefit plans and programs generally made available to other employees at his level.

Termination of Employment.

Pursuant to the agreement, Mr. Banga’s employment terminates: upon his death; at the option of MasterCard International, upon his disability (as defined under the MasterCard Long-Term Disability Benefits Plan); upon his termination by MasterCard International for “Cause” (as defined in the agreement and described below); upon his termination by MasterCard International without Cause effective 90 days after giving written notice (MasterCard International may, at its option, provide 90 days base salary payable in a lump sum in lieu of such notice period); at his option upon an event constituting “Good Reason” (as defined in the agreement and described below) effective 90 days after giving written notice; upon his voluntary resignation effective 90 days after giving written notice (which notice requirement MasterCard International may waive in whole or in part); upon either party giving the other 90 days prior written notice of non-renewal (if by MasterCard International, at its option, by providing 90 days base salary payable in a lump sum in lieu of such notice period); or on the last day of the calendar year in which he attains the age of 65.

Termination Payments.

Death.  In the event of Mr. Banga’s death, his estate or beneficiaries are entitled to receive the following payments in a lump sum within 30 days following the date of termination: (1) base salary earned but not paid through the date of his death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which his death occurs (if not already paid); and (4) such additional benefits, if any, that he may be entitled to under the Company or MasterCard International’s plans and programs on account of death.

Disability.  If Mr. Banga’s employment is terminated on account of his disability, he will be entitled to the payments set forth above in the event of his death, except that his annual incentive bonus will be pro-rated for the year of his termination and will be based upon the actual performance, rather than the target level of performance, of MasterCard International for the applicable performance period (and taking into account the terms of the then applicable annual incentive bonus plan including, but not limited, to the discretion of the Compensation Committee to reduce such bonus amount) with such amount payable when the incentive bonus is regularly paid to similarly situated employees for such year.

For Cause. If MasterCard International terminates Mr. Banga’s employment for Cause, he will be entitled to the payments set forth in items (1) and (2) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company or MasterCard International’s plans and programs on account of termination for Cause. “Cause” means: (a) the willful failure by Mr. Banga to perform his duties or responsibilities (other than due to disability); (b) Mr. Banga’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry; (c) Mr. Banga’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach by Mr. Banga of any written covenant or agreement with MasterCard International not to disclose any information pertaining to MasterCard International; or (e) the breach by Mr. Banga of the Company’s code of conduct, the supplemental code of ethics, any material provision of his employment agreement or any material provision of other specified Company or MasterCard International policies. MasterCard International’s notice of termination for Cause must state the date of termination and identify the grounds upon which the termination is based.

Voluntary Resignation or Non-Renewal by Mr.  Banga. If Mr. Banga voluntarily resigns other than with Good Reason or provides notice of non-renewal of the agreement, he will be entitled to the payments set forth in items (1) and (2) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company or MasterCard International’s plans and programs on account of his voluntary resignation other than with Good Reason.

Without Cause, With Good Reason or Upon Non-Renewal by MasterCard International.  During the term of the agreement (including any renewal thereof) ending on or before December 31, 2014, if Mr. Banga’s employment is terminated by MasterCard International (other than for Cause or disability), by him with Good Reason, or upon non-extension of the term of the agreement by MasterCard International, he will be entitled to the following payments:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time payable within 30 days following the date of termination;

•

a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which his date of termination occurs, payable in the amount and at the time it would have been paid per the terms of the then applicable annual incentive bonus plan;

•

severance payable over 24 months in an amount equal to base salary continuation for 24 months following the date of termination plus an amount equal to two times the average annual incentive bonus received by him with respect to the two years of employment prior to the year of termination, payable on a schedule in accordance with the regular payroll practices of MasterCard International (collectively, the “Severance Pay”); provided, however, that (A) if Mr. Banga’s employment was terminated prior to the payment of an annual 2009 bonus under SEAICP, his Severance Pay would have been required to include a payment of $1,200,000 in lieu of the bonus payment portion of the Severance Pay and (B) if Mr. Banga’s employment is terminated after the payment of an annual 2009 bonus under the SEAICP, but prior to the payment of an annual 2010 bonus, the Severance Pay shall include a payment equal to the annual 2009 bonus received by Mr. Banga in lieu of the two year average bonus payment portion of the Severance Pay;

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or the severance period if shorter), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the Retiree Health coverage for the severance pay period and thereafter the retiree contribution levels shall apply;

•	reasonable outplacement services; and

•	such additional benefits, if any, that he would be entitled to under MasterCard International or MasterCard International’s plans and programs for the above captioned events of termination.

“Good Reason” means: (a) the assignment to a position for which Mr. Banga is not qualified or a materially lesser position than the position held by him; (b) a material reduction in annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; (c) the relocation of Mr. Banga’s principal place of employment to a location more than 50 miles from his principal place of employment; (d) the failure by MasterCard International to obtain an agreement from any successor to MasterCard International to assume and agree to perform any employment agreement between Mr. Banga and MasterCard International; or (e) the failure by MasterCard International to have offered Mr. Banga a promotion to Chief Executive Officer of the Company on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011).

If Mr. Banga’s term of employment ends after December 31, 2014 because either his employment is terminated by MasterCard International (other than for Cause or disability), he terminates his employment with Good Reason, or MasterCard International elects not to further extend the term of employment, then the term of employment shall end as of the date of termination and Mr. Banga shall be entitled to only those payments and benefits provided in the first, second, third and seventh bullets above.

Release of Claims.  Mr. Banga’s right to receive the Severance Pay and certain other payments on account of termination without Cause, with Good Reason or non-renewal is subject to him entering into (without revocation) a separation agreement and release of claims against MasterCard International.

Mandatory Retirement.  In the event Mr. Banga’s employment ends upon mandatory retirement (that is, the last day of the calendar year in which he attains the age of 65) he will be eligible for the following payments: (1) in a lump sum within 30 days following the date of termination base salary earned but not paid prior to the date of termination; (2) in a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period; and (4) such additional vested benefits which he is entitled to following the termination of his employment under the Company or MasterCard International’s plans and programs.

Restrictive Covenants.

The agreement subjects Mr. Banga to MasterCard International’s standard restrictive covenants for executive employees, including confidentiality, non-compete and non-solicit obligations. However, Mr. Banga’s covenant not to compete is narrower with respect to entities covered by the provision if he had terminated employment with Good Reason due to the failure by MasterCard International to offer him a promotion to Chief Executive Officer of MasterCard International on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011).

Sign-on Award.

Under the terms of Mr. Banga’s offer letter, he is to receive a “sign-on” award of $4,200,000 payable in two equal installments. The first installment was to be paid within 30 days of commencement of employment with the Company and the second installment is to be paid in 2010, not later than 30 days after the first anniversary of the date on which his employment commenced. These payments are contingent upon Mr. Banga’s continued performance of services through such date; provided, however, that if Mr. Banga’s employment is terminated with Good Reason due to the failure by the Company to offer Mr. Banga a promotion to Chief Executive Officer of the Company on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011), then he will nevertheless be entitled to the entire sign-on award. Under the terms of the offer letter, Mr. Banga was obligated to return the net amount received in the first installment if his employment had been terminated for Cause within 12 months of the date of commencement of employment or upon his voluntary resignation prior to the time that MasterCard International had made a decision concerning his potential appointment to Chief Executive Officer of MasterCard International. Mr. Banga is obligated to return the net amount received in the second installment if his employment is terminated for Cause within 12 months of the date the second installment is received or if he voluntarily resigns within 12 months of the date the second installment is received.

Incentive Awards and Other Benefits.

Mr. Banga is eligible to participate in the SEAICP. This bonus program is based on corporate, business unit and individual performance. His target pay out will be 150% (range 0% - 375%) of his base salary. Bonus amounts are based upon an assessment of results against established performance goals. Receipt of any bonus payment is at the discretion of the Compensation Committee. The agreement provides that Mr. Banga’s 2009 bonus opportunity would not be pro-rated.

Mr. Banga will also be eligible to participate in the LTIP. The agreement required that in 2009, Mr. Banga receive grants with the following vesting schedule, in each case contingent on continued service:

•	$4,900,000 in restricted stock units that vest as follows:

20% vests 12 months after the grant date;

20% vests 24 months after the grant date; and

the balance of 60% vests 36 months after the grant date.

Notwithstanding the foregoing, if Mr. Banga had terminated his employment with Good Reason due to a failure by the Company to offer Mr. Banga a promotion to Chief Executive Officer of the Company on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011), this grant of restricted stock units would have continued to vest without regard to such termination and would not have been forfeited.

•	A stock option grant of shares valued at $2,400,000 in accordance with the Company’s granting policies that vests as follows:

the first one-third vests 6 months after the grant date;

the second one-third vests 18 months after the grant date; and

the final one-third vests 30 months after the grant date.

If Mr. Banga terminates his employment after any or all of such stock options have vested, but prior to becoming retirement eligible in accordance with the terms of the LTIP, he will have 120 days following the termination date to exercise the vested options. Any unvested portion of such stock options will be forfeited.

The agreement also required that Mr. Banga receive a 2010 standard award under the LTIP, valued at $4,400,000 and expected to be equally split between non-qualified stock options and PSUs (at the discretion of the Compensation Committee).

Additionally, Mr. Banga’s April 12, 2010 offer letter provided that on July 1, 2010, Mr. Banga be granted a one-time award in the amount of 12,000 restricted stock units under the LTIP. The restricted stock units will vest on the fourth anniversary of the grant date.

Mr. Banga will be eligible to participate in the SPP after one year of employment with MasterCard International. The SPP may result, depending on MasterCard International’s financial performance for the year, in an annual payment ranging from 0-10% of Mr. Banga’s base salary for the portion of 2010 that he is eligible to participate in the program.

Mr. Banga also participates in MasterCard International’s executive perquisite program in accordance with the terms and conditions of such program, as approved by the Compensation Committee. In accordance with MasterCard International’s policy for providing perquisite allowances in lieu of specific perquisites, Mr. Banga was provided with a cash allowance of $35,000 (less lawful deductions) for 2009. For 2010, he was provided with a cash allowance of $35,000 (less lawful deductions) payable in a lump sum, in January 2010. For 2011, Mr. Banga’s cash allowance will be increased to $45,000 (less lawful deductions). The allowance is subject to review on an annual basis by the Compensation Committee, and may be modified or eliminated, based on competitive assessment.

The agreement provides that MasterCard International will offer specified relocation assistance to Mr. Banga in accordance with the Company and MasterCard International’s policies.

Mr. McWilton and Ms. Hund-Mejean

On December 30, 2008, MasterCard International entered into employment agreements with Mr. McWilton and Ms. Hund-Mejean. Pursuant to these agreements, Mr. McWilton serves as President, U.S. Markets and Ms. Hund-Mejean serves as Chief Financial Officer.

Term.

Under their respective agreements, each executive is to be employed for a fixed term of two years ending on December 30, 2010. Each agreement provides for automatic one-year renewals, unless the executive or MasterCard International gives a notice of non-renewal at least 90 days prior to the end of the term.

Compensation.

During the term of employment, the executives each will:

•	receive a base salary, which is subject to increase based on an annual performance review by the Compensation Committee;

•

be eligible to participate in the annual and/or long term bonus or incentive plans as are generally available to other employees of MasterCard International at the executive’s level, based on performance goals or other criteria as may be established by MasterCard International; and

•

be eligible to participate in the Company and MasterCard International’s benefit and perquisite programs generally made available to members of the Executive Committee (excluding the CEO) in accordance with the terms and conditions of such programs.

Termination of Employment.

Pursuant to the agreement, the executive’s employment terminates: upon death; upon disability (at the option of MasterCard Incorporated); upon termination by MasterCard Incorporated for “Cause” (as defined in the agreements and described below); upon voluntary resignation; either party giving the other notice of non-renewal; upon termination by MasterCard International without Cause; termination by the executive for “Good Reason” (as defined in the agreements and described below); or on the last day of the calendar year in which the executive attains the age of 65.

Termination Payments.

Death. In the event of Mr. McWilton’s or Ms. Hund-Mejean’s death, his or her estate and/or beneficiaries are entitled to receive the following payments: (1) base salary earned but not paid through the date of the executive’s death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, the executive may be entitled to under the Company or MasterCard International’s plans and programs on account of death.

Disability.  In the event of Mr. McWilton’s or Ms. Hund-Mejean’s termination of employment on account of disability, the executive will receive the same payments as noted above in the event of his or her death except that the executive’s target annual incentive bonus will be pro-rated for the year of his or her termination.

For Cause.  If MasterCard International terminates the executive’s employment for Cause, he or she will be entitled to: (1) a payment with respect to base salary earned but not paid through the date of his termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any that the executive would be entitled to under the Company or MasterCard International’s plans and programs on account of termination for Cause. The agreements define “Cause” to generally mean: (a) the willful failure by the executive to perform his or her duties or responsibilities (other than due to disability); (b) engaging in serious misconduct that is injurious to MasterCard International, including, but not limited to, damage to its reputation or standing in its industry; (c) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach of any written covenant or agreement with MasterCard International not to disclose any information pertaining to the Company or MasterCard International; or (e) the breach of the Company’s code of conduct, the supplemental code of ethics, any material provision of the employment agreement or any material provision of specified Company or MasterCard International policies.

Voluntary Resignation or Non Renewal by Executive.  If Mr.  McWilton or Ms. Hund-Mejean voluntarily resigns other than with Good Reason or provides notice of non-renewal of the agreement, the executive will receive the same payments of unpaid base salary and accrued but unused vacation time noted above and such additional benefits, if any that such executive would be entitled to under the Company’s or MasterCard International’s plans and programs on account of his or her voluntary termination other than with Good Reason.

Without Cause, With Good Reason or Upon Non-Renewal by MasterCard International.  In the event of the executive’s termination by MasterCard International without Cause, by the executive with Good Reason, or upon non-renewal of the executive’s employment agreement by MasterCard International, he or she will be entitled to:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time;

•

a pro-rata portion of the annual incentive bonus payable for the year in which the executive’s termination occurs based upon the actual performance of MasterCard International for the applicable performance period and payable in accordance with the regular bonus pay practices of MasterCard International and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the executive’s date of termination occurs, payable in the amount and at the time it would have been paid had the executive remained employed;

•

severance payable over 24 months in an amount equal to base salary continuation for 24 months following the date of termination following the date of termination plus an amount equal to two times the average annual bonus received by the executive with respect to the two years of employment prior to the year of termination, payable in accordance with the annual incentive pay practices of MasterCard International;

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or 24 months if shorter), or if he or she is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply

•

for Mr. McWilton, if upon exhaustion of COBRA medical benefits he is not eligible under the MasterCard Retiree Health Plan, reimbursement for comparable medical coverage until age 55 and, under specified circumstances, access to group coverage thereafter;

•	outplacement services for the shorter of 24 months or the period of unemployment;

•	for Mr. McWilton, full and immediate vesting under the SERP;
•

for Mr. McWilton, be treated as if such termination were a “retirement” for awards outstanding under the LTIP (but only if the termination is within four years of the earliest date that he is eligible for retirement under the LTIP); and

•	such additional benefits, if any that the executive would be entitled to under the Company or MasterCard International’s plans and programs for the above captioned events of termination.

“Good Reason” for this purpose generally means: (a) the assignment to a position for which the executive is not qualified or a materially lesser position than the position held by the executive; (b) a material reduction in the executive’s annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; (c) the relocation of the executive’s principal place of employment more than 50 miles; or (d) the failure by MasterCard International to obtain an agreement from any successor to MasterCard International to assume and agree to perform any employment agreement between the executive and MasterCard International.

Mandatory Retirement.  In the event Mr. McWilton’s or Ms. Hund-Mejean’s employment ends upon mandatory retirement (that is, the last day of the calendar year in which he or she attains the age of 65), he or she will be entitled to: (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) a pro-rata portion of the annual incentive bonus payable for the year in which his or her termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period and payable in accordance with the regular bonus pay practices of MasterCard International; and (4) such additional vested benefits which he or she is expressly entitled following the termination of his or her employment under the Company or MasterCard International’s plans and programs.

Tax Gross-Up Payments, Release of Claims and Restrictive Covenants.

The executives’ employment agreements also contain provision for tax gross-up payments (similar to Mr. Selander). An executive’s right to receive a gross-up payment or specified payments on account of termination without Cause, with Good Reason or non-renewal is subject to the executive entering into a separation agreement and release of claims against MasterCard International. Also, each agreement contains several covenants regarding confidentiality, non-competition, and non-solicitation of MasterCard International’s employees, customers or suppliers.

Ms. Hund-Mejean Repayment of Sign-on Award.

Under Ms. Hund-Mejean’s original offer letter, she was awarded a one time cash sign-on award of $1,225,000. If she voluntarily left employment with MasterCard International or was terminated for Cause at any time prior to May 1, 2009, her employment agreement required her to repay the net amount received from the cash award (after lawful deductions) within 30 days of such date of termination.

Messrs. Flood and Macnee

Mr. Flood serves as President, Global Products and Solutions of MasterCard International and Mr. Macnee serves as President, International Markets of MasterCard International, each pursuant to an employment arrangement with MasterCard International.

Term.

Messrs. Flood and Macnee are each employed at will by MasterCard International.

Compensation.

Messrs. Flood and Macnee each receives a base salary and is eligible to participate in the LTIP and in the Company or MasterCard International’s employee compensation and benefit programs as may be generally made available to other employees of the Company or MasterCard International at the executive’s level, including the SEAICP.

Termination of Employment.

Upon termination of his employment, the executive will receive payments pursuant to the MasterCard International Incorporated Executive Severance Plan (the “Executive Severance Plan”) and the MasterCard International Incorporated Change in Control Severance Plan (the “CIC Plan”).

Termination Payments.

Death.  In the event of the executive’s death, his estate and/or beneficiaries are entitled to a lump sum payment within 30 days following the date of termination of: (1) base salary earned but not paid through the date of his death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, he may be entitled to under MasterCard International’s plans and programs on account of death.

Disability.  In the event of the executive’s termination of employment on account of disability, he will be entitled to receive the same payments as noted above in the event of his death, except that his target annual incentive bonus will be pro-rated for the year of his termination.

For Cause or Voluntary Resignation.  If MasterCard International terminates the executive’s employment for “Cause” (as defined in the Executive Severance Plan and described below) or the executive voluntarily resigns other than with Good Reason, he will be entitled to, within 30 days of the date of termination: (1) a payment with respect to base salary earned but not paid through the date of his termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any, that he would be entitled to under MasterCard International’s plans and programs on account of termination for Cause or his or her voluntary resignation other than with Good Reason.

Without Cause or With Good Reason.  In the event of the executive’s termination by MasterCard International without Cause or by the executive with “Good Reason” (as defined in the Executive Severance Plan and described below), he will be entitled to (in addition to any severance payments described below): (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; and (3) a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International.

Mandatory Retirement.  In the event the executive’s employment ends upon mandatory retirement (that is, the last day of the calendar year in which he attains the age of 65), he will be entitled to receive the same payments as noted above in the event of his death, except that his annual incentive bonus will be pro-rated for the year in which his termination occurs, and will be based upon the actual performance of MasterCard International for the applicable performance period (and taking into account the terms of the annual incentive plan, including but not limited to the discretion of the Compensation Committee to reduce the bonus amount).

Severance Payments Under the Executive Severance Plan.  In addition to any payments described above, in the event of the executive’s termination either by MasterCard International without Cause or by the executive for Good Reason, and in each case unless otherwise disqualified as described below, the executive will be entitled to:

•	base salary continuation for 18 months (and, in MasterCard International’s sole discretion, up to an additional 6 months) following the date of termination;

•

an amount equal to 1.5 times the annual incentive bonus paid to the executive for the year prior to the year during which termination occurs, payable ratably over an 18-month period in accordance with the annual incentive bonus pay practices of MasterCard International (or, at MasterCard International’s discretion, an amount equal to up to 2 times the bonus for the prior year, payable over up to 24 months);

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period, or 18 months if shorter (except as to Mr. Macnee, who will not be eligible to receive COBRA coverage due to his status as a resident of Canada), or if the executive is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 18 months, and thereafter the retiree contribution levels shall apply;

•	reasonable outplacement services for the shorter of 18 months or the period of unemployment; and

•

such additional benefits, if any, that the executive would be entitled to under MasterCard International’s plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan).

Under the Executive Severance Plan, the executive is only entitled to receive severance payments in the events described above, and would not be entitled to receive such severance payments in the event of termination of employment with MasterCard International due to (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or mandatory retirement or (4) termination for Cause, or in the event that he fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason.

MasterCard International’s obligation to make the severance payments described in the first four bullets above is conditioned upon the executive’s execution of a separation agreement and release, within 60 days following the date of termination, of all claims related to his employment or the termination of such employment. Such an agreement would include non-competition and non-solicitation restrictions for an 18-month period (or for the length of the severance payments, if longer as described above).

CIC Payments Under the CIC Plan.  In the event that, within six months preceding or two years following a Change-in-Control (as determined in the CIC Plan and as described below), the executive either: (1) is terminated by the MasterCard International or MasterCard International’s successor without “Cause” (as defined in the CIC Plan and described below) or (2) terminates his employment with MasterCard International or MasterCard International’s successor for “Good Reason” (as defined in the CIC Plan and described below), and in each case unless otherwise ineligible as described below, the executive will be entitled to:

•	a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination;

•	a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time;

•

a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International;

•	base salary continuation for 24 months following the date of termination;

•

annual bonus payments following the date of termination with the aggregate bonus amount for the executive equivalent to the average annual bonus received by him with respect to the prior two years of employment, payable ratably over a 24-month period in accordance with the regular payroll practices and annual incentive bonus pay practices of MasterCard International;

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period, or 24 months if shorter (except as to Mr. Macnee, who will not be eligible to receive COBRA coverage due to his status as a resident of Canada), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply;

•	reasonable outplacement services for the shorter of 24 months or the period of unemployment; and

•

such additional benefits, if any that the executive would be entitled to under MasterCard International’s plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan).

The executive is only entitled to receive Change-in-Control payments in the events described above, and would not be entitled to receive such payments in the event of termination of employment with the MasterCard International or MasterCard International’s successor due to: (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or (4) termination for Cause at any time preceding or following a Change-in- Control, or in the event that he fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason. The CIC Plan expressly provides that a Change-in-Control alone, without a related termination of employment, will in no event give rise to any Change-in-Control payments or benefits under the CIC Plan.

MasterCard International’s obligation to make the Change-in-Control payments described above in the fourth through seventh bullets above is conditioned upon the executive’s execution of a separation agreement and release, within 60 days following the date of termination, of all claims to his employment or the termination of such employment, which would include a two-year non-competition restriction and a two-year non-solicitation restriction.

Particular Definitions in Executive Severance Plan or CIC Plan.

Each of the Executive Severance Plan and the CIC Plan defines “Cause” to generally mean: (a) the willful failure by the executive to perform his or her duties or responsibilities (other than due to disability); (b) engaging in serious misconduct that is injurious to MasterCard International including, but not limited to, damage to its reputation or standing in its industry; (c) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach of any written covenant or agreement with MasterCard International not to disclose any information pertaining to MasterCard International; or (e) the breach of MasterCard International’s code of conduct, the supplemental code of ethics or any material provision of specified MasterCard International policies.

“Change-in-Control” for purposes of the CIC Plan has the meaning as set forth in the LTIP. Accordingly, it generally means the occurrence of any of the following events (other than by means of a public offering of MasterCard Incorporated’s equity securities):

(a) The acquisition by any person of beneficial ownership of more than 30 percent of the voting power of the then outstanding equity securities of the Company (the “Outstanding Registrant Voting Securities”), subject to certain exceptions; or

(b) A change in the composition of the Board of Directors of the Company that causes less than a majority of the directors of the Company then in office to be members of the Board, subject to certain exceptions; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (1) all or substantially all of the persons who were the beneficial owners of the Outstanding Registrant Voting Securities immediately prior to such Business Combination will beneficially own more than 50 percent of the then outstanding voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Registrant Voting Securities, (2) no person will beneficially own more than a majority of the voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination will have been members of the incumbent Board of the Company at the time of the initial agreement, or action of the Board of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Good Reason” for the purpose of each of the Executive Severance Plan and the CIC Plan generally means: (a) the assignment to a position for which the executive is not qualified or a materially lesser position than the position held by the executive; (b) a material reduction in the executive’s annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; or (c) the relocation of the executive’s principal place of employment by more than 50 miles.

Restrictive Agreements.

In addition to agreements Messrs. Flood and Macnee would enter in order to be eligible to receive the payments described above, each of Mr. Flood and Mr. Macnee has entered into an agreement providing for restrictions with respect to non-competition and non-solicitation of MasterCard International’s employees, customers or suppliers for 12 months following termination.

Potential Payments

Below are tables showing the potential payments upon termination of employment or a change in control of the Company for each of the named executive officers other than Mr. Selander assuming the event took place on December 31, 2010, the last business day of our 2010 fiscal year. The payments which Mr. Selander received or is eligible to receive are described immediately following the tables below. Following the tables are footnotes that provide additional information with respect to other potential payments and benefits.

The tables reflect the 2010 target payout under the SEAICP for annual incentive award payments. In the tables, the equity awards shown for the named executive officer represent the value of unvested RSUs and stock options that would vest in the event of termination or change in control, as applicable, based on the $224.11 per share closing price of our Class A Common Stock on the NYSE on December 31, 2010. In the event of termination by the Company without cause or by the executive with good reason in connection with a change in control, all unvested RSUs and stock options held by a named executive officer would immediately become vested. Except for Mr. McWilton, if a named executive officer who is retirement-eligible is terminated without cause or terminates his employment for good reason (other than in connection with a change in control), all unvested RSUs and stock options would vest according to the terms of the award. Mr. McWilton would be treated as retirement-eligible for purposes of the LTIP so long as the termination without cause occurs within four years of the date he would otherwise have been eligible to retire. If a named executive officer who is not retirement-eligible is terminated without cause or terminates his employment for good reason (other than in connection with a change in control), all unvested RSUs and stock options would not become vested.

In the event of a change in control, the PSUs would continue to vest in accordance with the terms of the grant to the extent the achievement of the relevant performance goals could continue to be measured subsequent to the change in control. To the extent achievement of the relevant performance goals could no longer be measured, all of the named executive officer’s unvested PSUs would vest in accordance with the terms of such grants on February 28, 2011, February 29, 2012 and February 28, 2013, respectively, conditioned upon the named executive officer’s continued employment with the Company, as of those dates, and would be paid at a target level of performance. In the event that, within six months preceding, or two years following, a change in control, the named executive officer is terminated without cause or with good reason, all of the named executive officer’s then unvested PSUs would vest immediately and be payable at a target level of performance, conditioned upon the named executive officer’s compliance with his or her non-competition and non-solicitation agreement.

Retirement benefits indicated below include values from the MAP and SERP.

MAP.  The MAP values represent the vested notional account balance at the time of termination due to death, termination for cause, voluntary termination, termination without cause, termination for good reason and change in control termination. Because the MAP allows a period of disability to be included in the calculation of vesting service, the MAP value shown for disability termination is the MAP balance regardless of current vested status.

SERP.  The SERP in effect during 2010 provided that upon a participant’s termination of employment prior to attaining age 60 and at least four years of SERP participation, the participant is not entitled to any benefit under the SERP, unless the participant died while employed or there has been a change in control. (Additionally, the SERP benefit vests upon the participant’s termination without cause or for good reason, if such vesting is provided for in the participant’s employment agreement). Accordingly, in the event a participant dies while employed and prior to attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of 75% of a deferred net SERP benefit payable at age 60. In the event a participant’s employment is terminated without cause or the participant resigns for good reason within two years after a change in control, the SERP benefit is fully vested and paid as a lump sum determined in the same manner as in a termination of employment due to death, except that 100% of the net SERP benefit is paid if the change in control occurs before attainment of age 60 and four years of SERP participation.

For additional information on the MAP and the SERP, please refer to the Compensation and Discussion and Analysis under the heading “Other Benefits” and to the section entitled “Pension Benefits in 2010.” Amounts payable under deferred compensation arrangements are described in the Nonqualified Deferred Compensation in 2010 table.

Benefit	Ajay S. Banga
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$5,019,132	$5,019,132

Annual Incentive Award	$1,350,000	$1,900,000	$—	$—	$1,900,000	$1,900,000

Unvested Equity (2)
Restricted Stock Units	$6,635,673	$6,635,673	$—	$—	$6,635,673	$6,635,673
Unexercisable Options	$29,368	$29,368	$—	$—	$29,368	$29,368
Performance Stock Units	$2,118,512	$2,372,653	$—	$—	$2,118,512	$2,118,512
Total	$8,783,553	$9,037,694	$—	$—	$8,783,553	$8,783,553

Retirement Benefits
SERP	$—	$—	$—	$—	$—	$—
MAP	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—

Other Benefits (4)
Health & Welfare	$—	$—	$—	$—	$20,964	$20,964
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$55,964	$55,964

Total	$10,133,553	$10,937,694	$—	$—	$15,758,649	$15,758,649

Benefit	Martina Hund-Mejean
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$1,373,518	$1,373,518

Annual Incentive Award	$550,000	$550,000	$—	$—	$770,000	$770,000

Unvested Equity (2)
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$527,322	$527,322	$—	$—	$527,322	$527,322
Performance Stock Units	$1,828,738	$2,645,394	$—	$—	$1,828,738	$1,828,738
Total	$2,356,060	$3,172,716	$—	$—	$2,356,060	$2,356,060

Retirement Benefits
SERP	$—	$—	$—	$—	$—	$—
MAP	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—

Other Benefits (4)
Health & Welfare	$—	$—	$—	$—	$12,599	$12,599
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$47,599	$47,599

Total	$2,906,060	$3,722,716	$—	$—	$4,547,177	$4,547,177

Benefit	Chris A. McWilton
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$2,589,235	$2,589,235

Annual Incentive Award	$632,500	$632,500	$—	$—	$825,000	$825,000

Unvested Equity (2)
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$885,202	$885,202	$—	$—	$885,202	$885,202
Performance Stock Units	$1,958,721	$2,850,679	$—	$—	$1,958,721	$1,958,721
Total	$2,843,923	$3,735,881	$—	$—	$2,843,923	$2,843,923

Retirement Benefits (3)
SERP	$2,061,750	$2,749,000	$—	$—	$2,749,000	$2,749,000
MAP	$105,672	$105,672	$105,672	$105,672	$105,672	$105,672
Total	$2,167,422	$2,854,672	$105,672	$105,672	$2,854,672	$2,854,672

Other Benefits (4)
Health & Welfare	$—	$—	$—	$—	$23,633	$23,633
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$58,633	$58,633

Total	$5,643,845	$7,223,053	$105,672	$105,672	$9,171,463	$9,171,463

Benefit	Gary J. Flood
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$2,439,856	$2,439,856

Annual Incentive Award	$575,000	$575,000	$—	$—	$800,000	$800,000

Unvested Equity (2)
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$782,744	$782,744	$—	$—	$782,744	$782,744
Performance Stock Units	$1,828,738	$2,645,394	$—	$—	$1,828,738	$1,828,738
Total	$2,611,482	$3,428,138	$—	$—	$2,611,482	$2,611,482

Retirement Benefits
SERP	$—	$—	$—	$—	$—	$—
MAP	$542,555	$542,555	$542,555	$542,555	$542,555	$542,555
Total	$542,555	$542,555	$542,555	$542,555	$542,555	$542,555

Other Benefits (4)
Health & Welfare	$—	$—	$—	$—	$18,494	$18,494
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$53,494	$53,494

Total	$3,729,037	$4,545,693	$542,555	$542,555	$6,447,387	$6,447,387

Benefit	Walter M. Macnee
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$2,340,270	$2,340,270

Annual Incentive Award	$575,000	$575,000	$—	$—	$825,000	$825,000

Unvested Equity (2)
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$782,744	$782,744	$—	$—	$782,744	$782,744
Performance Stock Units	$1,828,738	$2,645,394	$—	$—	$1,828,738	$1,828,738
Total	$2,611,482	$3,428,138	$—	$—	$2,611,482	$2,611,482

Retirement Benefits
SERP	$—	$—	$—	$—	$—	$—
MAP	$52,032	$52,032	$52,032	$52,032	$52,032	$52,032
Total	$52,032	$52,032	$52,032	$52,032	$52,032	$52,032

Other Benefits (4)
Health & Welfare	$—	$—	$—	$—	$15,276	$15,276
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$50,276	$50,276

Total	$3,238,514	$4,055,170	$52,032	$52,032	$5,879,060	$5,879,060

(1)	For Mr. Banga, the amount would be paid over a 24-month period and is equal to two times the sum of his 2010 base salary and two times his 2009 bonus (in lieu of an average bonus for the prior two years since no such bonuses will yet have been paid) according to the terms of his employment agreement. For Ms. Hund-Mejean, the amount would be paid over a 24-month period and is equal to two times the sum of her 2010 base salary and a two year average of bonus paid to her for services in 2008 and 2009. For each of Messrs. McWilton, Flood and Macnee, the amount would be paid over a 24-month period and is equal to two times the sum of his 2010 base salary and the average of bonus paid to him for services in 2008 and 2009. For each of Messrs. Flood and Macnee, in the event of termination without cause or for good reason without a change in control, the amount would be paid over an eighteen month period and is equal to 1.5 times the sum of his respective 2010 base salary and the bonus paid to him for services in 2009 - cash severance amount would be $1,800,000 for Mr. Flood and $1,687,500 for Mr. Macnee. For all named executive officers, cash severance reflects the present value of this calculation using a semi-annual discount rate of 0.83%.
(2)	For the unvested equity in the “Without Cause / With Good Reason” column, assumes termination occurs within either six months prior to or two years following a change in control of the Company. In the event that termination does not occur within either six months prior to, or two years following, a change in control of the Company, the values for the named executive officers who are not retirement-eligible or deemed retirement-eligible would be zero. For the PSUs in the “Change in Control” column, the amount reflects a change in control of the Company in which the Company thereafter is unable to assess the Company’s performance against the specified objectives. Accordingly, consistent with the terms of the PSU awards, the amounts represented in the “Change in Control” column represent target level of performance. For the PSUs in the “Disability” column for Ms. Hund-Mejean and Messrs. Banga, McWilton, Flood and Macnee, the amount reflects the performance level at which the Company accrued the PSUs in its 2010 year-end financial statements based on the Company’s assessment of its obligations based on quantitative and qualitative considerations of actual and forecasted results as compared to performance targets for net income and operating margin improvement (with respect to the awards granted in 2008, 2009 and 2010). Assumptions used in the calculations are included in footnote 18 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Form 10-K.
(3)	For Mr. McWilton, the SERP amount differs from the amount indicated in the Pension Benefits in 2010 table due to modified actuarial assumptions (the 2010 lump sum interest rates for termination due to a change in control event versus the assumed valuation rate and pre-commencement discount rate used in the Pension Benefits in 2010 table).

(4)	Includes continued health and welfare benefits, namely: health coverage, dental coverage, vision coverage, individual life insurance and individual disability insurance for 18 months following termination, outplacement assistance and, with respect to Mr. McWilton and Ms. Hund-Mejean, excise tax gross-ups. The excise tax gross-up is applicable only if termination of employment is in connection with a change in control and the payout limit under Section 280G of the Internal Revenue Code is exceeded.

Mr. Selander’s employment terminated effective December 31, 2010 upon his retirement from the Company. In connection with his retirement, Mr. Selander did not receive any payments with respect to severance. Pursuant to his employment agreement, Mr. Selander received a special retention payment of $10,000,000. The payment was conditional upon (1) the Company achieving, on average, no less than target level performance as determined by the Compensation Committee and measured under the SEAICP, from 2004 through the date on which the appointment of Mr. Banga as CEO became effective (the “Retention Date”) and (2) his employment not having been terminated prior to the Retention Date for Cause or on account of his voluntary resignation. Mr. Selander received performance-based cash incentive compensation in respect of 2010 in the amount of $2,100,000, which was paid in March 2011 under the AICP (due to Mr. Selander’s status at December 31, 2010 as a retiree) and earned in 2010. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to their terms, the remainder of Mr. Selander’s unvested equity awards will continue to vest as if no termination of employment had occurred. Mr. Selander’s retirement had no impact on his balance in the SERP, as he was previously vested in this balance prior to his retirement as a result of having served with the Company for over four years and having attained age 60. Mr. Selander’s retirement from the Company also had no impact on his MAP balance, as this balance vested prior to termination. See also “Pension Benefits in 2010” and the Compensation Discussion and Analysis under “Other Benefits” for a summary of Mr. Selander’s MAP and SERP benefits.

DIRECTOR COMPENSATION

The Company uses cash and stock-based compensation to attract and retain qualified persons to serve on its Board of Directors. The Company sets compensation for non-employee directors in light of the time commitment and prior experience levels expected of directors.

Cash Compensation

Directors who are not employees of the Company, other than the Chairman of the Board of Directors, are paid an annual retainer of $90,000. The Chairman of the Board of Directors receives an annual retainer of $125,000. Non-employee directors also receive an annual retainer for serving as a chairperson of a standing committee ($25,000 for the Audit Committee, $20,000 for the Compensation Committee and $20,000 for the Nominating Committee). An annual retainer for committee service is paid to non-employee directors who serve as members (non-chairperson role) on any standing committee ($15,000 for the Audit Committee, $10,000 for the Compensation Committee and $10,000 for the Nominating Committee). In addition, customary expenses for attending Board and committee meetings are reimbursed. Non-employee directors are also eligible to have MasterCard International make matching gift contributions of up to $5,000 in the name of the director to eligible charities.

Stock-Based Compensation

Non-employee directors, other than the Chairman of the Board of Directors, also receive an annual stock grant of $100,000 in the form of deferred stock units and the Chairman of the Board of Directors receives an annual grant of $150,000 in deferred stock units.

DIRECTOR COMPENSATION IN 2010

The table below summarizes the total compensation earned in 2010 by each of our non-employee directors who served as directors during 2010. Ms. Qureshi is not included in the table below because she did not serve as a director in 2010. Effective January 1, 2010, the Company’s compensation policy is to pay directors in advance in January for the period from January to June and in arrears in December for the period from July to December. In the event that a non-employee director is nominated to the Board of Directors at any other point during the year, that director will receive a pro-rated amount of the retainer fee and any committee fees from the time he or she began service on the Board of Directors until the next regularly scheduled payment.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards($) (d)	Non-Equity Incentive Plan Compensation($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Richard Haythornthwaite(2)	$160,000	$150,157	$ —	$ —	$ —	$ —	$310,157
Marc Olivié(3)	$115,000	$100,032	$ —	$ —	$ —	$ —	$215,032
Mark Schwartz(4)	$125,000	$100,032	$ —	$ —	$ —	$ —	$225,032
David Carlucci(5)	$110,000	$100,032	$ —	$ —	$ —	$ —	$210,032
Edward Suning Tian(6)	$100,000	$100,032	$ —	$ —	$ —	$ —	$200,032
Bernard S.Y. Fung(7)	$50,000	$ —	$ —	$ —	$ —	$ —	$50,000
Steven Freiberg(8)	$90,000	$100,032	$ —	$ —	$ —	$ —	$190,032
Nancy Karch(9)	$115,000	$100,032	$ —	$ —	$ —	$ —	$215,032
Jose Octavio Reyes Lagunes(10)	$100,000	$100,032	$ —	$ —	$ —	$ —	$200,032
Silvio Barzi(11)	$105,000	$100,032	$ —	$ —	$ —	$ —	$205,032
Jackson Tai(12)	$115,000	$100,032	$ —	$ —	$ —	$ —	$215,032

(1)	Represents the aggregate grant date fair value in accordance with FASB Topic 718 in connection with all stock grants to Board members made in 2010. The deferred stock units are to be settled in shares of our Class A Common Stock on the fourth anniversary of the grant date unless the director’s service as a director is terminated earlier or the director elects to have the deferred stock units settle later. The share price used for conversion was the closing price for our Class A Common Stock on the New York Stock Exchange on September 21, 2010, the date of the 2010 Annual Meeting of Stockholders ($216.99 per share).
(2)	Represents (a) an annual retainer of $125,000 for service as Chairman of the Board, (b) an annual retainer of $20,000 for service as Chairman of the Nominating Committee and (c) $15,000 for service on the Audit Committee during 2010. The stock award represents a grant of 692 deferred stock units on September 21, 2010. Mr. Haythornthwaite held an aggregate of 3,117 vested deferred stock units at December 31, 2010.

(3)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) $10,000 for service on the Compensation Committee and (c) $15,000 for service on the Audit Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Olivié held an aggregate of 2,078 vested deferred stock units at December 31, 2010.
(4)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) an annual retainer of $25,000 for service as Chairman of the Audit Committee and (c) $10,000 for service on the Nominating Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Schwartz held an aggregate of 2,078 vested deferred stock units at December 31, 2010.
(5)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) an annual retainer of $20,000 for service as Chairman of the Compensation Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Carlucci held an aggregate of 2,078 vested deferred stock units at December 31, 2010.
(6)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $10,000 for service on the Nominating Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Tian held an aggregate of 2,078 vested deferred stock units at December 31, 2010.
(7)	Represents (a) an annual retainer of $90,000 prorated for service to the Board from January to June 2010 and (b) $5,000 for service on the Compensation Committee from January until his death in May 2010. In connection with Mr. Fung’s death, his deferred stock units were released to his estate in 2010.
(8)	Represents an annual retainer of $90,000 for service to the Board during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Freiberg began deferring compensation as a member of the U.S. region board in 2002, but none of the amounts are considered above market or preferential. Mr. Freiberg held an aggregate of 2,078 vested deferred stock units at December 31, 2010.
(9)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) $10,000 for service on the Nominating Committee and (c) $15,000 for service on the Audit Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Ms. Karch held an aggregate of 2,541 vested deferred stock units at December 31, 2010.
(10)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $10,000 for service on the Compensation Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Reyes held an aggregate of 1,621 vested deferred stock units at December 31, 2010.
(11)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $15,000 for service on the Audit Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Barzi began deferring compensation in 2008, but none of the amounts are considered above market or preferential. Mr. Barzi held an aggregate of 1,621 vested deferred stock units at December 31, 2010.
(12)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) $10,000 for service on the Nominating Committee and (c) $15,000 for service on the Audit Committee during 2010. The stock award represents a grant of 461 deferred stock units on September 21, 2010. Mr. Tai held an aggregate of 1,406 vested deferred stock units at December 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2010 for the LTIP and the 2006 Non-Employee Director Equity Compensation Plan, both of which have been approved by stockholders. MasterCard does not have any equity compensation plans that have not been approved by stockholders.

Plan category	Number of shares of Class A Common Stock to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of shares of Class A Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by stockholders	1,731,268	(1)(2)	$155.73	(3)	7,247,467

Equity compensation plans not approved by stockholders	—		$—		—

Total	1,731,268				7,247,467

(1)	The LTIP authorizes the issuance of stock options, restricted stock, RSUs, PSUs and other stock-based awards and the Non-Employee Director Equity Compensation Plan authorizes the issuance of DSUs. Of the total number of shares, (a) 736,202 shares may be issued pursuant to outstanding stock options; (b) 416,866 shares may be issued pursuant to outstanding RSUs; (c) 556,344 shares may be issued pursuant to outstanding PSUs (see footnote (2) below); and (d) 21,856 shares may be issued pursuant to outstanding DSUs.
(2)	The number of shares to be issued pursuant to outstanding PSUs represents the aggregate number of PSUs granted in each of 2008, 2009 and 2010, corresponding to the number of shares of our Class A Common Stock that would be issued pursuant to such PSUs at maximum performance level of 200% because actual performance through December 31, 2010 was either at maximum level or between target and maximum levels for each of these awards. As of December 31, 2010, the actual number of PSUs and actual payout of unearned shares with respect to the PSU awards granted in 2008 had not been determined, but were determined on February 28, 2011 at the maximum performance level of 200% based on the Company’s performance over the three-year performance period ended December 31, 2010. The actual number of PSUs granted in each of 2009 and 2010 has not been determined and will be determined based on the Company’s performance over the three-year performance periods ending December 31, 2011 and December 31, 2012, respectively.
(3)	The weighted-average exercise price of outstanding options, warrants and rights excludes the RSUs, PSUs and DSUs.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act (enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)) and recently promulgated SEC rules enable Class A Stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules.

Stockholders are urged to read the “Compensation Discussion and Analysis” and the compensation tables above. As described in detail in the “Compensation Discussion and Analysis” section, our compensation and benefit programs are performance-based, and are designed to attract, retain and motivate our named executive officers, who are critical to our success, and to align their interests with those of our stockholders.

The Compensation Committee routinely reviews the compensation and benefit programs for our named executive officers to ensure that they achieve the desired goals of closely aligning our executive compensation with performance and with our stockholders’ interests. These reviews have resulted in a number of changes over the last several years, in particular since our IPO. Please read the “Compensation Discussion and Analysis” beginning on page 29 and ending on page 41 for additional details about our executive compensation programs, including information about the 2010 compensation of our named executive officers. Please also refer to the “2010 Summary Compensation Table” and other related disclosures beginning on page 42 and ending on page 64.

We are asking Class A Stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides Class A Stockholders with the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask Class A Stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the SEC rules, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby approved.”

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act (enacted by the Dodd-Frank Act) and recently promulgated SEC rules also enable Class A Stockholders to indicate how frequently they believe we should seek future advisory votes on the compensation of our named executive officers, such as Proposal 2 above. By voting on this Proposal 3, Class A Stockholders may indicate whether they would prefer an advisory vote on executive compensation to occur every year, every two years or every three years. Class A Stockholders may also abstain from voting on this Proposal 3.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and the Board of Directors therefore recommends that Class A Stockholders vote for future advisory votes on executive compensation to occur every year.

In formulating its recommendation, the Board of Directors considered that while the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, executive compensation disclosures are made annually. The Board also considered that holding an annual advisory vote on the compensation of our named executive officers provides the Company with direct and immediate feedback on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on the compensation of our named executive officers occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on the compensation of our named executive officers by the time of the following year’s annual meeting of stockholders. We believe that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input from, and engaging in dialogue with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

Class A Stockholders may cast their vote on their preferred frequency by choosing the option of one year, two years, three years or abstain from voting when they vote in response to this Proposal. Class A Stockholders are not voting to approve or disapprove the Board’s recommendation. In considering their vote, stockholders may wish to review the information presented in connection with Proposal 2 (Advisory Vote on Executive Compensation), the “Compensation Discussion and Analysis” and the compensation tables above.

The Board and the Compensation Committee will carefully review the voting results, with particular attention to the option of one year, two years or three years that receives the highest number of votes cast by Class A Stockholders to be the frequency for holding future advisory votes on executive compensation. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interest of our stockholders and the Company to hold future advisory votes on executive compensation more or less frequently than the option approved by Class A Stockholders and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE FOR “1 YEAR” WITH RESPECT TO THE FREQUENCY WITH WHICH STOCKHOLDERS SHOULD BE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee has appointed PwC, 300 Madison Avenue, New York, New York 10017, as the Company’s independent registered public accounting firm to audit the financial statements of MasterCard Incorporated and its subsidiaries for the year ending December 31, 2011. PwC was our independent auditor for the year ended December 31, 2010. The firm is a registered public accounting firm.

A resolution will be presented at the Annual Meeting to ratify PwC’s appointment. Although ratification is not required by applicable laws, our amended and restated by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

AUDITOR’S SERVICES AND FEES

The Audit Committee and the Company have adopted policies and procedures pertaining to the provision by the Company’s independent registered public accounting firm of any audit or non-audit services. The policies and procedures specifically require Audit Committee pre-approval of all audit and non-audit services. In addition, proposed services of the independent registered public accounting firm materially exceeding any pre-approved project scope, terms and conditions, or cost levels require specific pre-approval by the Audit Committee. The Audit Committee has also delegated power to the Chairman of the Audit Committee to pre-approve, in certain circumstances, any engagements or changes in engagements by the independent registered public accounting firm for audit or non-audit services. The Company paid no fees to its independent registered public accounting firm in 2010 in connection with engagements that were not pre-approved by the Audit Committee or the Audit Committee Chairman in accordance with the Company’s policies and procedures. To help ensure the independence of the Company’s independent registered public accounting firm, the Company has also adopted policies and procedures relating to, among other things, the engagement of the independent registered public accounting firm and the hiring of employees of the independent registered public accounting firm.

Set forth below are the audit and non-audit fees billed by PwC for 2010 and 2009.

Audit Fees. The aggregate fees billed to the Company by PwC for the integrated audit of the Company’s annual consolidated financial statements and review of the Company’s quarterly financial statements were $4,229,964 for 2010 and $3,807,457 for 2009. Audit fees also include Sarbanes-Oxley Section 404 audit procedures and associated out-of-pocket expenses.

Audit-Related Fees. The aggregate fees billed to the Company by PwC for assurance and related audit services (but not included in the audit fees set forth above) were $709,448 for 2010 and $714,106 for 2009. The assurance and related audit services included information technology attestations (e.g. SAS 70), employee benefit plan audits, and associated out-of-pocket expenses.

Tax Fees. The aggregate fees billed to the Company by PwC for tax compliance, tax advice and tax planning services were $593,379 for 2010 and $778,034 for 2009. These tax services principally consisted of tax return preparation and related compliance support services, tax accounting advice, tax planning and other tax related services.

All Other Fees. All other fees billed by PwC were $5,400 for 2010 and $77,880 for 2009. In 2009, these fees included a network security assessment.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of six directors and operates under a written charter adopted by the Board of Directors. The Audit Committee assists the Board in, among other things, the oversight of: (1) the quality and integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, performance and independence, (4) the performance of the Company’s internal audit function and independent registered public accounting firm and (5) the quality of the Company’s internal controls.

Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent registered public accounting firm is responsible for conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee further discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee:

Mark Schwartz, Chairman

Silvio Barzi

Richard Haythornthwaite

Nancy J. Karch

Marc Olivié

Jackson P. Tai

(April 2011)

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

If a stockholder intends to submit any proposal for inclusion in the Company’s proxy statement for the Company’s 2012 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal must be received by the Corporate Secretary of the Company no later than January 6, 2012. To be eligible to submit such a proposal for inclusion in the Company’s proxy materials for an annual meeting of stockholders pursuant to Rule 14a-8, a stockholder must be a holder of either: (1) at least $2,000 in market value or (2) 1% of the Company’s securities entitled to be voted on the proposal (the “Voting Stock”), and must have held such shares of Voting Stock for at least one year, and continue to hold those shares of Voting Stock through the date of such annual meeting. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals, including Rule 14a-8, including the permissible number and length of proposals, the circumstances in which the Company is permitted to exclude proposals and other matters governed by such rules and regulations.

Separate and apart from the requirements of Rule 14a-8, relating to the inclusion of a stockholders’ proposal in the Company’s proxy statement, the Company’s amended and restated by-laws require advance notice for a stockholder to bring nominations of directors or any other business before any annual meeting of stockholders. Specifically, pursuant to Article I, Section 12 of the Company’s amended and restated by-laws, in order for a stockholder to properly bring director nominations and other business before an annual meeting of stockholders, notice of such nominations or business, in order to be timely, must be received by the Corporate Secretary of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary date of the immediately preceding annual meeting, and must contain the information required as set forth in Article I, Section 12 of the Company’s amended and restated by-laws. In the event that the annual meeting is advanced by more than twenty (20) days or delayed by more than seventy (70) days from the first anniversary of the immediately preceding annual meeting, notice by the stockholder, in order to be timely, must be received no earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10 th) day following the day on which such notice of the date of the annual meeting was first publicly announced. If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in the Company’s amended and restated by-laws, the Company may disregard such nomination or proposal.

As a result, if the Company’s annual meeting of stockholders for 2012 is not advanced by more than twenty (20) days or delayed by more than (70) days from the anniversary date of the Annual Meeting, then notice of a stockholder nomination for candidates for the Board of Directors or any other business to be considered at the Company’s 2012 annual meeting of stockholders must be received by the Company between February 8, 2012 and March 9, 2012 and must also comply with the additional requirements of the Company’s amended and restated by-laws.

Copies of our current by-laws are available through the Company’s website at http://www.mastercard.com, or may be obtained from the Corporate Secretary.

OTHER MATTERS

Management does not know of any business to be transacted at the Annual Meeting other than as indicated herein. Should any such matter properly come before the Annual Meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

By Order of the Board of Directors

Noah J. Hanft

Corporate Secretary

Purchase, New York

April 29, 2011

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5 p.m., Eastern Time on June 6, 2011.

Vote by Internet
INTERNET PROXY
Pursuant to Section 212(c) of the Delaware General Corporation Law, stockholders may validly grant proxies over the Internet. Your Internet proxy authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card.
• Log on to the Internet and go to http://proxy.georgeson.com • Follow the steps outlined on the secured website.

Vote by telephone

  •  Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — MasterCard Incorporated’s Board of Directors recommends a vote “FOR” Proposals 1, 2 and 4 listed below and for “1 YEAR” with respect to Proposal 3.

1. Election of directors to serve on the Board of Directors:
	For	Against	Abstain		For	Against	Abstain

01 - Marc Olivié	☐	☐	☐	02 - Rima Qureshi	☐	☐	☐

03 - Mark Schwartz	☐	☐	☐	04 - Jackson P. Tai	☐	☐	☐

		For	Against	Abstain			1Yr	2Yrs	3Yrs	Abstain
2.	Advisory Vote on Executive Compensation	☐	☐	☐	3.	Advisory Vote on Frequency of Holding Future Advisory Votes on Executive Compensation	☐	☐	☐	☐

4.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for 2011	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2011 ANNUAL MEETING OF STOCKHOLDERS

MASTERCARD INCORPORATED

June 7, 2011

8:30 A.M.

YOUR VOTE IS VERY IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2011

The Proxy Statement for the 2011 Annual Meeting of the Stockholders for MasterCard Incorporated

and the 2010 Annual Report of MasterCard Incorporated are available at www.edocumentview.com/ma.

For directions to the Annual Meeting, you may call our Investor Relations Department at (914) 249-4564.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — MASTERCARD INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS ON JUNE 7, 2011

At Our Headquarters

2000 Purchase Street

Purchase, New York 10577

The undersigned hereby constitute(s) and appoint(s) Ajay Banga, Martina Hund-Mejean and Noah J. Hanft, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to appear and vote all shares of Class A Common Stock of MasterCard Incorporated that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of MasterCard Incorporated to be held on June 7, 2011, and at any adjournment thereof, upon the matters referred to in the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms all that each of said attorneys and proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement for said meeting.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” each of proposals 1, 2 and 4 and for “1 YEAR” with respect to proposal 3 listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 AND 4 AND FOR “1 YEAR” WITH RESPECT TO PROPOSAL 3.